Exhibit 2.1
Execution Version

AGREEMENT AND PLAN OF MERGER
by and among
HOMESTREET, INC.,
FIRSTSUN CAPITAL BANCORP,
AND
DYNAMIS SUBSIDIARY, INC.
_____________________
Dated January 16, 2024

	TABLE OF CONTENTS

	ARTICLE I

	THE MERGERS

1.1	The Merger	3
1.2	The Second Step Merger and Bank Merger	4
1.3	Closing	5
1.4	Conversion of Company Common Stock	6
1.5	Treatment of Company Equity Awards	7
1.6	Tax Consequences	9

	ARTICLE II

	EXCHANGE OF SHARES

2.1	Parent to Make Consideration Available	9
2.2	Exchange of Shares	9

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1	Corporate Organization	13
3.2	Capitalization	14
3.3	Authority; No Violation	15
3.4	Consents and Approvals	16
3.5	Reports	17
3.6	Financial Statements	18
3.7	Broker’s Fees	19
3.8	Absence of Certain Changes or Events	19
3.9	Legal and Regulatory Proceedings	20
3.10	Taxes	20
3.11	Employees	21
3.12	SEC Reports	23
3.13	Compliance with Applicable Law	24
3.14	Certain Contracts	26
3.15	Agreements with Regulatory Agencies	27
3.16	Environmental Matters	28
3.17	Investment Securities and Commodities	28
3.18	Risk Management Instruments	28
3.19	Real Property	29
3.20	Intellectual Property	29
3.21	Related Party Transactions	30
3.22	State Takeover Laws	30
3.23	Opinion of Financial Advisor	30
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3.24	Company Information	30
3.25	Loan Portfolio	31
3.26	No Broker-Dealers	31
3.27	No Investment Advisors	32
3.28	Insurance Business	32
3.29	Insurance	32
3.30	No Other Representations or Warranties	32

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

4.1	Corporate Organization	33
4.2	Capitalization	34
4.3	Authority; No Violation	36
4.4	Consents and Approvals	37
4.5	Reports	37
4.6	Financial Statements	38
4.7	Broker’s Fees	39
4.8	Absence of Certain Changes or Events	40
4.9	Legal and Regulatory Proceedings	40
4.10	Taxes	40
4.11	Employees	41
4.12	SEC Reports	43
4.13	Compliance with Applicable Law	44
4.14	Certain Contracts	45
4.15	Agreements with Regulatory Agencies	47
4.16	Environmental Matters	47
4.17	Investment Securities and Commodities	48
4.18	Risk Management Instruments	48
4.19	Real Property	48
4.20	Intellectual Property	49
4.21	Related Party Transactions	49
4.22	Investment Agreements	49
4.23	State Takeover Laws	50
4.24	Opinion of Financial Advisor	50
4.25	Parent Information	50
4.26	Loan Portfolio	50
4.27	Broker-Dealer Subsidiaries	51
4.28	Investment Advisor Subsidiaries	51
4.29	Insurance Subsidiaries	52
4.30	Insurance	52
4.31	No Other Representations or Warranties	52

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	ARTICLE V

	COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	53
5.2	Forbearances	53

	ARTICLE VI

	ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	57
6.2	Access to Information; Confidentiality	59
6.3	Shareholders’ Approvals	60
6.4	Federal Tax Opinions	62
6.5	Stock Exchange Listing	63
6.6	Employee Matters	63
6.7	Indemnification; Directors’ and Officers’ Insurance	65
6.8	Additional Agreements	67
6.9	Advice of Changes	67
6.10	Shareholder Litigation	67
6.11	Corporate Governance; Headquarters; Name	67
6.12	Acquisition Proposals	68
6.13	Public Announcements	70
6.14	Change of Method	70
6.15	Takeover Restrictions	70
6.16	Treatment of Company Indebtedness	71
6.17	Exemption from Liability Under Section 16(b)	71
6.18	Investment Agreements	71
6.19	Legal Conditions to Merger	72
6.20	Interest Rate Risk Management Cooperation	72

	ARTICLE VII

	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligations	73
7.2	Conditions to Obligations of the Parent Parties	73
7.3	Conditions to Obligations of Company	74

	ARTICLE VIII

	TERMINATION

8.1	Termination	75
8.2	Effect of Termination	77

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	ARTICLE IX

	GENERAL PROVISIONS

9.1	Amendment	79
9.2	Extension; Waiver	79
9.3	Nonsurvival of Representations, Warranties and Agreements	79
9.4	Expenses	79
9.5	Notices	79
9.6	Interpretation	80
9.7	Counterparts	81
9.8	Entire Agreement	81
9.9	Governing Law; Jurisdiction	82
9.10	Waiver of Jury Trial	82
9.11	Assignment; Third-Party Beneficiaries	82
9.12	Specific Performance	83
9.13	Severability	83
9.14	Confidential Supervisory Information	83
9.15	Delivery by Facsimile or Electronic Transmission	83

Exhibit A – Form of Parent Certificate of Amendment
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INDEX OF DEFINED TERMS

Page

2024 Company RSU	7
Acquisition Proposal	70
affiliate	82
Agreement	1
BHC Act	13
Chosen Courts	83
Closing	5
Closing Date	3
Closing Year Bonuses	65
Code	2
Company	1
Company Agent	32
Company Benefit Plans	22
Company Board Recommendation	61
Company Bylaws	14
Company Certificate of Incorporation	14
Company Common Stock	6
Company Contract	27
Company Disclosure Schedule	12
Company ERISA Affiliate	22
Company Indemnified Parties	66
Company Insiders	72
Company Meeting	61
Company Owned Properties	29
Company Real Property	29
Company Reports	24
Company RSUs	8
Company Securities	15
Company Subsidiary	14
Company Subsidiary Securities	15
Confidentiality Agreement	60
Converted RSU Award	7
Dissenting Shareholders	6
Effective Time	3
Enforceability Exceptions	16
Environmental Laws	28
Equity Financing	2
ERISA	22
Exchange Act	19
Exchange Agent	9
Exchange Fund	9
Exchange Ratio	6
Excluded Shares	6
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FDIC	14
Financing Conditions	50
GAAP	13
Government Order	59
Governmental Entity	17
Intellectual Property	30
Interim Surviving Entity	1
Investment Agreement	2
Investor	2
Investors	2
IRS	22
knowledge	81
Liens	15
Loans	31
made available	82
Material Adverse Effect	13
Material Burdensome Condition	59
Merger	1
Merger Consideration	6
Merger Sub	1
Merger Sub Articles of Incorporation	34
Merger Sub Bylaws	34
Multiemployer Plan	22, 42
New Certificates	9
Old Certificate	6
Pandemic	14
Pandemic Measures	14
Parent	1
Parent Advisory Entity	52
Parent Agent	52
Parent Benefit Plans	42
Parent Board Recommendation	61
Parent Bylaws	34
Parent Certificate Amendment	5
Parent Certificate of Incorporation	34
Parent Common Stock	6
Parent Contract	47
Parent Disclosure Schedule	33
Parent Equity Plans	35
Parent ERISA Affiliate	42
Parent Meeting	61
Parent Owned Properties	49
Parent Parties	1
Parent Real Property	49
Parent Reports	44
Parent Securities	36
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Parent Subsidiary	34
Parent Subsidiary Securities	36
Parties	1
Party	1
Performance Bonus Plan	65
Permitted Encumbrances	29
person	82
Personal Data	24
Pre-2024 Company PSU	8
Pre-2024 Company RSU	7
Premium Cap	67
Proxy Statement	17
Recommendation Change	62
Regulatory Agencies	17
Representatives	69
Requisite Company Vote	16
Requisite Parent Vote	37
Requisite Regulatory Approvals	58
S-4	17
Sarbanes-Oxley Act	19
SEC	17
Second Step Effective Time	4
Second Step Merger	1
Security Breach	25
SRO	17
Stock Plan	7
Subsidiary	14
Surviving Entity	1
Takeover Restrictions	31
Tax	21
Tax Return	22
Taxes	21
Termination Date	76
Termination Fee	78
Washington Secretary	3
WBCA	1
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AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated January 16, 2024 (this “Agreement”), by and among HOMESTREET, INC., a Washington corporation (“Company”), FIRSTSUN CAPITAL BANCORP, a Delaware corporation (“Parent”) and DYNAMIS SUBSIDIARY, INC., a Washington corporation and a direct and wholly owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”).
W I T N E S S E T H:
WHEREAS, the respective Boards of Directors of each of Company, Parent and Merger Sub (together, the “Parties” and each, a “Party”) have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which Merger Sub will, subject to the terms and conditions set forth in this Agreement, merge with and into Company (the “Merger”), so that Company is the surviving entity in the Merger (sometimes referred to in such capacity as the “Interim Surviving Entity”), and, immediately following the Merger as set forth in this Agreement, the Interim Surviving Entity shall, subject to the terms and conditions set forth in this Agreement, merge with and into Parent (the “Second Step Merger” and, together with the Merger, the “Mergers”), so that Parent is the surviving corporation in the Second Step Merger (sometimes referred to in such capacity as the “Surviving Entity”).
WHEREAS, in furtherance thereof, the Board of Directors of Company has approved the transactions contemplated by this Agreement and adopted this Agreement and resolved to submit this Agreement and plan of merger to its shareholders for approval and to recommend that its shareholders approve this Agreement in accordance with Section 23B.11.030 of the Washington Business Corporation Act (as amended, the “WBCA”) and Article 5 of the Company Certificate of Incorporation.
WHEREAS, in furtherance thereof, the Board of Directors of Merger Sub has approved the transactions contemplated by this Agreement and adopted this Agreement and resolved to submit this Agreement to Parent, as its sole shareholder, for approval and to recommend that Parent, as its sole shareholder approve this Agreement in accordance with Section 23B.11.030 of the WBCA.

WHEREAS, in furtherance thereof, the Board of Directors of Parent has approved the transactions contemplated by this Agreement, including the issuance of Parent Common Stock as Merger Consideration, and resolved to submit the Parent Share Issuance and the Parent Certificate Amendment, to its stockholders for approval and to recommend its stockholders approve the Parent Share Issuance and the Parent Certificate Amendment.
WHEREAS, concurrently with the execution and delivery of this Agreement (a) as a condition to Company’s willingness to enter into this Agreement, Company and each member of the Board of Directors of Parent and certain stockholders of Parent are entering into voting agreements, pursuant to which, among other things, each such director and stockholder has agreed to act by written consent or vote, as applicable, to approve this Agreement, including the Parent Share Issuance, the Parent Certificate Amendment and other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth therein, and (b) as a condition to Parent’s willingness to enter into this Agreement, Parent and each member of the Board of Directors of Company are entering into voting agreements, pursuant to which, among other things, each such director has agreed to approve this Agreement, upon the terms and subject to the conditions set forth therein.
WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to Company’s willingness to enter into this Agreement, Parent has entered into separate investment agreements (each, an “Investment Agreement”) by and between Parent and the investors named therein (the “Investors” and each, an “Investor”), whereby the Investors will make an equity investment in Parent of $80 million concurrently with the execution and delivery of this Agreement in exchange for 2,461,538 shares of Parent Common Stock (the “Initial Investment”) and $95 million concurrently with the Closing of the Merger in exchange for 2,923,077 shares of Parent Common Stock (the “Equity Financing”).
WHEREAS, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code.
WHEREAS, immediately following the Second Step Merger, and subject to it occurring, Company Bank will merge with and into Parent Bank so that Parent Bank is the surviving entity in the Bank Merger.
WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Mergers and also to prescribe certain conditions to the Mergers.
NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound by this Agreement, the Parties agree as follows:

ARTICLE I
THE MERGERS
1.1The Merger.
(a)General. Subject to the terms and conditions of this Agreement, in accordance with the WBCA, at the Effective Time (as defined below), Merger Sub shall be merged with and into Company in accordance with, and with the effects provided in, this Agreement and applicable provisions of the WBCA. At the Effective Time, the separate corporate existence of Merger Sub shall cease, and Company shall continue, as the surviving corporation of the Merger, as a corporation incorporated under the laws of the State of Washington.
(b)Effective Time. On or, if agreed by Company and Parent, prior to the Closing Date, Company and Merger Sub shall duly execute and deliver, or cause to be delivered, a certificate of merger (the “Certificate of Merger”) for filing with the Secretary of State of the State of Washington (the “Washington Secretary”). The Merger shall become effective at such time as specified in the Certificate of Merger in accordance with the relevant provisions of the WBCA, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).
(c)Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of this Agreement and the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, interests, privileges, powers and franchises of Merger Sub shall vest in the Interim Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of Merger Sub shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Interim Surviving Entity.
(d)Company Stock. Pursuant to and in accordance with Section 1.4, each share of Company Common Stock, but excluding the Excluded Shares (each as defined below) shall be converted into the right to receive Merger Consideration (as defined below).
(e)Merger Sub Stock. At and after the Effective Time, each share of the common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the Interim Surviving Entity.
(f)Articles of Incorporation of the Interim Surviving Entity. At the Effective Time, the articles of incorporation of Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Interim Surviving Entity until thereafter amended in accordance with applicable law.
(g)Bylaws of the Interim Surviving Entity. At the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Interim Surviving Entity until thereafter amended in accordance with applicable law.

(h)Directors and Officers of the Interim Surviving Entity. The directors and officers of Merger Sub as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Entity, such individuals to serve in such capacities until such time as their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal from office.
(i)Name of the Interim Surviving Entity. The legal name of the Interim Surviving Entity shall be the name of Company.
1.2The Second Step Merger and Bank Merger.
(a)General. Immediately following the Effective Time, Parent shall cause the Interim Surviving Entity to be, and the Interim Surviving Entity shall be merged with and into Parent in accordance with, and with the effects provided in, this Agreement and Section 253 of Delaware General Corporation Law (the “DGCL”) and the applicable provisions of the WBCA. At the Second Step Effective Time (as defined below), the separate corporate existence of the Interim Surviving Entity shall cease to exist and Parent shall continue, as the surviving corporation of the Second Step Merger, as a corporation of Delaware.
(b)Second Step Effective Time. In order to effect the Second Step Merger, Parent and Interim Surviving Entity shall duly execute and deliver articles of merger for filing with the Washington Secretary (the “Washington Articles of Merger”) and a certificate of ownership and merger for filing with the Secretary of State of the State of Delaware in accordance with Section 253 of the DGCL (such certificate, together with the Washington Articles of Merger, the “Second Step Certificates of Merger”), and such Second Step Certificates of Merger to be in such form and of such substance as is consistent with the applicable provisions of the WCBA and DGCL and otherwise mutually agreed by Parent and Interim Surviving Entity. The Second Step Merger shall become effective at such time as specified in the Second Step Certificates of Merger in accordance with the relevant provisions of the WBCA and Section 253 of the DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Second Step Effective Time”).
(c)Effects of the Second Step Merger. The Second Step Merger shall have the effects set forth in this Agreement and applicable provisions of the DGCL and the WBCA. Without limiting the generality of the foregoing, and subject thereto, at the Second Step Effective Time, all property, rights, interests, privileges, powers and franchises of the Interim Surviving Entity shall vest in the Parent, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Interim Surviving Entity shall become and be debts, liabilities, obligations, restrictions, disabilities, and duties of the Parent.
(d)Cancellation of Interim Surviving Entity Stock. Each share of common stock, no par value, of the Interim Surviving Entity, as well as each share of any other class or series of capital stock of the Interim Surviving Entity, in each case that is issued and outstanding immediately prior to the Second Step Effective Time, shall, at the Second Step Effective Time, solely by virtue and as a result of the Second Step Merger and without any action on the part of any holder thereof, automatically be cancelled for no consideration and shall cease to exist.

(e)Parent Stock. The shares of Parent stock issued and outstanding immediately prior to the Second Step Effective Time shall not be affected by the Second Step Merger and, accordingly, each share of Parent stock issued and outstanding immediately prior to the Second Step Effective Time shall, at and after the Second Step Effective Time, remain issued and outstanding.
(f)Certificate of Incorporation of the Surviving Entity. At the Second Step Effective Time, the Parent Certificate of Incorporation, as amended by the amendment set forth in Exhibit A (the “Parent Certificate Amendment”) (which, for the avoidance of doubt, shall become effective prior to the Effective Time), as in effect immediately prior to the Second Step Effective Time, shall be the certificate of incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.
(g)Bylaws of the Surviving Entity. At the Second Step Effective Time, the bylaws of Parent as in effect immediately prior to the Second Step Effective Time, shall be the bylaws of the Surviving Entity, until thereafter amended in accordance with applicable law.
(h)Directors and Officers of the Surviving Entity. Except as otherwise set forth in Section 6.11 or otherwise agreed by Parent and Company, the directors and officers of Parent as of immediately prior to the Second Step Effective Time shall, at and after the Second Step Effective Time, continue as the directors and officers, respectively, of the Surviving Entity, such individuals to serve in such capacities until such time as their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation, or removal from office.
(i)Name of the Surviving Entity. The legal name of the Surviving Entity shall be the name of Parent.
(j)Bank Merger. Immediately following the Second Step Merger, HomeStreet Bank, a Washington state-chartered bank and a wholly owned Subsidiary of Company (“Company Bank”), will merge (the “Bank Merger”) with and into Sunflower Bank, N.A., a national banking association and a wholly owned Subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately after the Second Step Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be mutually agreed upon by the Parties (the “Bank Merger Agreement”). The Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Effective Time. The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.
1.3Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 8:00 a.m., New York City time, on a date which shall be no later than the first day of the first calendar month after the satisfaction or waiver (subject to applicable law) of all the conditions set forth in Article VII (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Company and Parent. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
1.4Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Company, Merger Sub or the holder of any securities of Parent or Company:
(a)Subject to Section 2.2(e), each share of the common stock, no par value, of Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), except for shares of Company Common Stock owned by Company as treasury stock or owned by Company or Parent (in each case other than shares of Company Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties (ii) held, directly or indirectly, by Company or Parent in respect of debts previously contracted or (iii) owned by shareholders (“Dissenting Shareholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 23B.13.020(1) of the WBCA (collectively, the “Excluded Shares”)), shall be converted into the right to receive 0.4345 shares (the “Exchange Ratio” and such shares the “Merger Consideration”) of the common stock, par value $0.0001 per share, of Parent (the “Parent Common Stock”); it being understood that upon the Effective Time, pursuant to this Article I, the Parent Common Stock, including the shares issued to former holders of Company Common Stock, shall be the common stock of the Surviving Entity.
(b)All the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference in this Agreement to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Parent Common Stock which such shares of Company Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, in each case, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, but, in each case, excluding the Equity Financing, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided that nothing contained in this sentence shall be construed to permit Company or Parent to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.
(c)Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Parent (in each case other than the Excluded Shares) shall be cancelled and shall cease to exist and no Parent Common Stock or other consideration shall be delivered in exchange therefor.
1.5Treatment of Company Equity Awards.
(a)At the Effective Time, (A) any time-based vesting conditions applicable to each restricted stock unit award in respect of shares of Company Common Stock that was granted on or before December 31, 2023 (a “Pre-2024 Company RSU”) that is outstanding immediately prior to the Effective Time under the Amended and Restated Company 2014 Equity Incentive Plan or any successor plan thereto (the “Stock Plan”), shall, automatically and without any required action on the part of the holder thereof, accelerate in full, and (B) each Pre-2024 Company RSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Pre-2024 Company RSU to receive (without interest), less applicable Tax withholdings, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), (1) a number of shares of Parent Common Stock equal to, (x) the number of shares of Company Common Stock subject to such Pre-2024 Company RSU immediately prior to the Effective Time multiplied by (y) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.4(b)) plus (2) an amount in cash equal to the amount of all dividends, if any, accrued but unpaid as of the Effective Time with respect to such Pre-2024 Company RSU; provided that with respect to any Pre-2024 Company RSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(b)At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock that was granted after December 31, 2023 (a “2024 Company RSU”) and is outstanding immediately prior to the Effective Time under the Stock Plan shall, automatically and without any required action on the part of the holder thereof, be converted into a restricted stock unit award (each, a “Converted RSU Award”) in respect of a number of Parent Shares (rounded to the nearest whole share) equal to the product of (i) the total number of shares of Company Common Stock subject to the 2024 Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.4(b)). Except as explicitly set forth above, each such Converted RSU Award shall be subject to the same terms and conditions as applied to the corresponding 2024 Company RSU immediately prior to the Effective Time; provided that any time-based vesting conditions shall accelerate upon the earlier of (i) a termination of employment of the applicable holder of such Converted RSU Award without Cause or for Good Reason (each as defined in the Stock Plan and award agreement applicable to the corresponding 2024 Company RSU), (ii) the date on which the system conversion of the banking operations of Company and Parent is completed (as reasonably determined by the Surviving Corporation, which at Surviving

Corporation’s discretion may include satisfactory completion of a period of up to 30 days following conversion during which the holder is expected to assist and cooperate with remaining conversion issues); (iii) six (6) months from the Closing Date; or (iv) any earlier vesting date or event required by the award agreement applicable to the corresponding 2024 Company RSU immediately prior the Effective Time. Notwithstanding the foregoing, the number of Parent Shares covered by each 2024 Company RSU and the terms and conditions applicable thereto shall be determined in a manner consistent with the requirements of Section 409A of the Code. For the avoidance of doubt, any amounts relating to dividends, if any, with respect to such 2024 Company RSUs that are accrued but unpaid as of the Effective Time shall carry over, vest in accordance with the schedule provided above, and shall be paid in accordance with the terms and conditions as were applicable to such 2024 Company RSUs immediately prior to the Effective Time. The Pre-2024 Company RSUs and 2024 Company RSUs are collectively referred to herein as the “Company RSUs”.
(c)At the Effective Time, (A) any time or performance-based vesting conditions applicable to each performance stock unit award in respect of shares of Company Common Stock (a “Company PSU”) that is outstanding immediately prior to the Effective Time under the Stock Plan, whether vested or unvested, shall, automatically and without any required action on the part of the holder thereof, accelerate (with performance-based vesting occurring at target), and (B) each Company PSU shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall only entitle the holder of such Company PSU to receive (without interest), less applicable Tax withholdings, as soon as reasonably practicable after the Effective Time (but in any event no later than three (3) business days after the Effective Time), (1) a number of shares of Parent Common Stock equal to, (x) the number of shares of Company Common Stock subject to such Company PSU immediately prior to the Effective Time based on target performance multiplied by (y) the Exchange Ratio (as it may be adjusted if necessary pursuant to the last sentence of Section 1.4(b)) plus (2) an amount in cash equal to the amount of all dividends, if any, accrued but unpaid as of the Effective Time with respect to such Company PSU based on target performance; provided, that, with respect to any Company PSUs that constitute nonqualified deferred compensation subject to Section 409A of the Code and that are not permitted to be paid at the Effective Time without triggering a Tax or penalty under Section 409A of the Code, such payment shall be made at the earliest time permitted under the applicable Stock Plan and award agreement that will not trigger a Tax or penalty under Section 409A of the Code.
(d)At or prior to the Effective Time, Company, the Board of Directors of Company and the Compensation Committee of the Board of Directors of Company, as applicable (or appropriate committee with delegated authority therefrom), shall adopt any resolutions and take any actions that are necessary or appropriate to effectuate the provisions of this Section 1.5 and provide for the deduction, withholding and remittance of any Taxes or amounts required under applicable law. Company shall take all actions necessary to ensure that, from and after the Effective Time, Parent will not be required to deliver shares of Company Common Stock or other capital stock of Company to any person pursuant to or in settlement of Company RSUs or Company PSUs.
(e)Parent shall take all actions that are necessary or appropriate to effectuate the provisions of this Section 1.5, including the reservation, issuance and listing of Parent

Common Stock as necessary to effect the transactions contemplated by this Section 1.5. If registration of any plan interests in the Stock Plan or other Company Benefit Plans or the shares of Parent Common Stock issuable thereunder is required under the Securities Act of 1933, as amended (the “Securities Act”), as soon as reasonably practicable after the Effective Time (but in any event on the Closing Date) Parent shall file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-8 with respect to such interests or Parent Common Stock, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the relevant Stock Plan or other Company Benefit Plans, as applicable, remain in effect and such registration of interests therein or the shares of Parent Common Stock issuable thereunder continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, Parent shall deliver to the holders of Company RSUs appropriate notices setting forth such holders’ rights pursuant to the respective Stock Plan and agreements evidencing the grants of such Company RSUs, and stating that such Company RSUs have been assumed by Parent and shall continue in effect on the same terms and conditions (except as explicitly provided in Section 1.5(b) and to give effect to the Mergers).
1.6Tax Consequences. It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.
ARTICLE II
EXCHANGE OF SHARES
2.1Parent to Make Consideration Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and mutually acceptable to Company as agreed by Company in writing (the “Exchange Agent”), for exchange in accordance with this Article II for the benefit of the holders of Old Certificates, certificates or, at Parent’s option, evidence in book-entry form, representing shares of Parent Common Stock to be issued pursuant to Section 1.4 (the “New Certificates”), it being understood that any reference in this Agreement to a “New Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Parent Common Stock to be issued pursuant to Section 1.4 in the event Parent exercises such option, and cash in lieu of any fractional shares to be paid pursuant to Section 2.2(e) (such cash and New Certificates, together with any dividends or distributions with respect to shares of Parent Common Stock payable in accordance with Section 2.2(b), being hereinafter referred to as the “Exchange Fund”).
2.2Exchange of Shares.
(a)As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent and Company shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive Parent Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Parent Common Stock and any cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I) and/or (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock that the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.
(c)If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d)After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged as provided in this Article II.
(e)Notwithstanding anything to the contrary contained in this Agreement, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates (or in satisfaction of the obligations set forth in Section 1.5 in respect of Company RSUs or Company PSUs), no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former holder of Company Common Stock, Pre-2024 Company RSU or Pre-2024 Company PSU who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) $33.95 by (ii) the fraction of a share (after taking into account all shares of Company Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest one-thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4 or Section 1.5. The Parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.
(f)Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for twelve (12) months after the Effective Time shall be paid to the Parent. Any former holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Parent for payment of the shares of Parent Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such holder holds as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, none of Parent, Company, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.
(g)Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock, Company RSU or Company PSU, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law, it being understood that any Taxes required to be withheld on the shares of Parent Common Stock payable in respect of Company RSUs or Company PSUs in accordance with Section 1.5(a) and Section 1.5(c) shall be satisfied by retaining from the number of shares of Parent Common Stock otherwise deliverable to the applicable holder of Company RSUs or Company PSUs a number of shares of Parent Common Stock having a fair market value (determined by reference to the closing price of a share of Parent Common Stock on the Closing Date) equal to the amount required to be withheld. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company RSU or Company PSU in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.
(h)In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Parent Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.
(i)Appraisal Rights. No person who has perfected a demand for appraisal rights pursuant to Section 23B.13.020(1) of the WBCA shall be entitled to receive the Merger Consideration with respect to the Company Common Stock owned by such person unless and until such person shall have effectively withdrawn or lost such person’s right to appraisal under the WBCA. Each Dissenting Shareholder shall be entitled to receive only the payment provided by Section 23B.13.020(1) of the WBCA with respect to the Company Common Stock owned by such Dissenting Shareholder. Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable law that are received by Company relating to shareholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the WBCA. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF COMPANY
Except (a) as disclosed in the disclosure schedule delivered by Company to the Parent Parties concurrently with this Agreement (the “Company Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect or, as contemplated by Section 9.14, to the extent that disclosing such item would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(c) and as identified in 12 C.F.R. § 309.5(g)(8) and 12 CFR § 4.32(b)) (“Confidential Supervisory Information”) (provided that, if an item is not disclosed because it would involve disclosure of Confidential Supervisory Information, appropriate substitute disclosures shall be made to the extent permitted by applicable law), (ii) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of such disclosure that such disclosure applies to such other sections or (b) as disclosed in any Company Reports filed by Company on or after January 1, 2022 and prior to the date of this Agreement (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer), Company hereby represents and warrants to the Parent Parties as follows:
3.1Corporate Organization.
(a)Company is a corporation duly organized and validly existing under the laws of the State of Washington and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Company has the corporate power and authority to own, lease or operate all its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to the Parent Parties or Company, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries taken as a whole (provided that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date of this Agreement, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date of this Agreement, in laws, rules or regulations (including any Pandemic Measures) of general applicability to companies in the industries in which such Party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date of this Agreement, in global, national or regional political conditions (including the outbreak, continuation or escalation of any acts of war (whether or not declared), acts of terrorism, sabotage or military actions) or any Pandemic or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such Party or its Subsidiaries (including any such changes arising out of any Pandemic), (D) changes, after the date of this Agreement, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event or emergencies (including any Pandemic), (E) public disclosure of the transactions contemplated by this Agreement or actions expressly required by this Agreement or that are taken with the prior written consent of the other Party in contemplation of the transactions contemplated by this Agreement or (F) a decline in the trading price of a Party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including any underlying causes thereof; except, with respect to subclauses (A), (B), (C), or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate) or (ii) the ability of such Party to timely consummate the transactions contemplated by this Agreement. As used in this Agreement, the term “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or COVID-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto and the term “Pandemic Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester or other directives, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to any Pandemic; and the term “Subsidiary” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act. True and complete copies of the certificate of incorporation of Company, as amended (the “Company Certificate of Incorporation”) and the amended and restated bylaws of Company, as amended (the “Company Bylaws”), in each case as in effect as of the date of this Agreement, have previously been made available by Company to Parent.
(b)Except as would not reasonably be expected to have a Material Adverse Effect on Company, each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Company or any Subsidiary of Company to pay dividends or distributions except, in the case of Company or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Subsidiary of Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950 (the “Bank Merger Act”)) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Subsidiaries of Company as of the date of this Agreement. True and complete copies of the organizational documents of Company Bank as in effect on the date of this Agreement have previously been made available by Company to Parent. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Company other than the Company Subsidiaries.
3.2Capitalization.
(a)The authorized capital stock of Company consists of 160,000,000 shares of Company Common Stock and 10,000 shares of Company Preferred Stock. As of January 13, 2024, there were (i) 18,857,566 shares of Company Common Stock issued and outstanding; (ii) no shares of Company Common Stock held in treasury; (iii) 294,517 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company RSUs;

(iv) 267,093 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company PSUs (assuming performance goals are satisfied at the target level); (v) 492,212 shares of Company Common Stock reserved for issuance pursuant to future grants under the Stock Plan (which includes 147,259 shares reserved for max awards of PSUs); and (vi) no shares of Company Preferred Stock issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence there are no shares of capital stock or other voting securities or equity interests of Company issued, reserved for issuance or outstanding. All the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Company may vote. Other than Company RSUs and Company PSUs, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which Company or any of its Subsidiaries is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in Company, or contracts, commitments, understandings or arrangements by which Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Company, or that otherwise obligate Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Company Securities”, and any of the foregoing in respect of Subsidiaries of Company, collectively, “Company Subsidiary Securities”). Other than Company RSUs and Company PSUs issued or accumulated prior to the date of this Agreement as described in this Section 3.2(a), no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of Company or any of its Subsidiaries) are outstanding. There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Company or any of its Subsidiaries is a party with respect to the voting or transfer of Company Common Stock, capital stock or other voting or equity securities or ownership interests of Company or granting any shareholder or other person any registration rights.
(b)Except as would not reasonably be expected to have a Material Adverse Effect on Company, Company owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever, and any other encumbrances securing a payment or the performance of an obligation (collectively, “Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or under comparable state law (as applicable)) and free of preemptive rights, with no personal liability attaching to the ownership thereof.
3.3Authority; No Violation.
(a)Company has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has duly adopted resolutions pursuant to which it has determined that the consummation of the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Company and its shareholders, has adopted and approved this Agreement and the transactions contemplated by this Agreement (including the Mergers), has directed that this Agreement be submitted to Company’s shareholders for approval at a meeting of such shareholders and resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated by this Agreement. Except for (i) the approval of this Agreement and the transactions contemplated by this Agreement (including the Mergers) by the affirmative vote of a majority of the outstanding shares of Company Common Stock entitled to vote on this Agreement pursuant to Section 23B.11.030(5) of the WBCA and Article 5 of the Company Certificate of Incorporation (the “Requisite Company Vote”), and (ii) the approval and adoption of the Bank Merger Agreement by Company as Company Bank’s sole shareholder, no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Merger Sub) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).
(b)Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), nor compliance by Company with any of the terms or provisions of this Agreement, will (i) violate any provision of the Company Certificate of Incorporation or the Company Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation or Government Order applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not reasonably be expected to have a Material Adverse Effect on Company.
3.4Consents and Approvals. Except for (a) the filing of any required applications, filings or notices with any federal or state regulatory or banking authorities listed on Section 3.4 of the Company Disclosure Schedule and approval of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (c) the filing by Company with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form (which would be a joint proxy statement in the event the Parent Stockholder Consent is not obtained prior to the Written Consent End Date pursuant to Section 6.3(a)) (including any amendments or supplements thereto, the “Proxy Statement”), and the registration statement on Form S-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (d) the filing of the Certificate of Merger with the Washington Secretary pursuant to the WBCA, the filing of Second Step Certificates of Merger with the applicable Governmental Entities as required by applicable law, and the filing of the Bank Merger Certificte and (e) if required by the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the filing of any applications, filings or notices under the HSR Act, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution, delivery and performance by Company of this Agreement or (ii) the consummation by Company of the Mergers and the other transactions contemplated by this Agreement (including the Bank Merger). Company is not aware of any reason why the necessary regulatory approvals and consents will not be received by Company to permit consummation of the transactions contemplated by this Agreement (including the Mergers and the Bank Merger) on a timely basis.
3.5Reports. Company and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with (i) any state regulatory authority, (ii) the SEC, (iii) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (iv) the FDIC, (v) the Office of the Comptroller of the Currency (the “OCC”), (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) (clauses (i) – (vii), collectively “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not reasonably be expected to have a Material Adverse Effect on Company. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Company and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have a Material Adverse Effect on Company. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have a Material Adverse Effect on Company.

3.6Financial Statements.
(a)The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity, consolidated statements of cash flows and financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, since January 1, 2022, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2022, no independent public accounting firm of Company has resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not reasonably be expected to have a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business since September 30, 2023, or in connection with this Agreement and the transactions contemplated by this Agreement.
(c)The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Company. Company (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Company’s outside auditors and the audit committee of Company’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act)

which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. These disclosures were made in writing by management to Company’s auditors and audit committee and true, correct and complete copies of such disclosures have previously been made available by Company to Parent. To the knowledge of Company, there is no reason to believe that Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
(d)Since January 1, 2022, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Company or any committee thereof or the Board of Directors or similar governing body of any Company Subsidiary or any committee thereof, or to the knowledge of Company, to any director or officer of Company or any Company Subsidiary.
3.7Broker’s Fees. With the exception of the engagement of Keefe, Bruyette & Woods, Inc., neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement. Company has disclosed to or discussed with Parent as of the date of this Agreement the aggregate fees provided for in connection with the engagement by Company of Keefe, Bruyette & Woods, Inc. related to the Merger or related transactions contemplated by this Agreement.
3.8Absence of Certain Changes or Events.
(a)Since January 1, 2022, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect on Company.
(b)Since January 1, 2022, Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, except in connection with the transactions contemplated by this Agreement. For purposes of this Agreement, the term “ordinary course,” and “ordinary course of business” with respect to any Party, means conduct consistent with past practice and the normal day-to-day customs, practices and procedures of such Party, taking into account the commercially reasonable actions taken by such Party and its Subsidiaries in response to any Pandemic and any Pandemic Measures.
3.9Legal and Regulatory Proceedings.
(a)Except as would not reasonably be expected to have a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Company, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Company or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)There is no Government Order or regulatory restriction imposed upon Company, any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its affiliates) that would reasonably be expected to be material to Company or any of its Subsidiaries, taken as a whole (other than any order issued by a Regulatory Agency in connection with the Mergers or Bank Merger whose approval is required for the Mergers or the Bank Merger, as the case may be).
3.10Taxes.
(a)Each of Company and its Subsidiaries (i) has timely filed or caused to be timely filed, taking into account any extensions, all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid all material Taxes required to have been paid by it (whether or not shown on any Tax Return), except for Taxes that are being contested in good faith in appropriate proceedings or for which adequate reserves have been established in accordance with GAAP.
(b)Each of Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes, including with respect to payments made to or received from any employee, creditor, shareholder, customer or other third party.
(c)There are no Liens for Taxes upon any property or assets of Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.
(d)There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Company or its Subsidiaries, and neither Company nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where Company or any of its Subsidiaries, as applicable, does not file a Tax Return, that Company or such Subsidiary is or may be subject to income taxation by that jurisdiction. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against Company or any of its Subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.
(e)Neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect (other than extension or waiver granted in the ordinary course of business).
(f)Neither Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for Tax purposes (other than a group of which Company or a Subsidiary of Company is the common parent), (ii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than (A) any such agreement entered into in the ordinary course of business and the principal subject matter of which is not Taxes and (B) any such agreement exclusively between or among Company and its Subsidiaries) or (iii) has any liability for Taxes of any Person (other than Company and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as transferee or successor.
(g)Within the past two (2) years, none of Company or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(h)Neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(i)Neither Company nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
(j)As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest imposed by any Governmental Entity with respect thereto.
(k)As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.
3.11Employees.
(a)Except as would not reasonably be expected to have a Material Adverse Effect on Company, each Company Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, and there are no actions, suits, claims or investigations

(other than routine claims for benefits in the ordinary course) pending, or to the knowledge of Company, threatened, with respect to any Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind, whether in writing or not, and whether or not subject to ERISA, with respect to which Company or any Subsidiary is a party or has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by Company or any of its Subsidiaries, excluding any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).
(b)Company has made available to the Parent true and complete copies of each material Company Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions or amendments, (ii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the “IRS”), and (iii) the most recently received IRS determination letter and (iv) the most recently prepared actuarial report.
(c)Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the knowledge of Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Company Benefit Plan.
(d)None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or a Multiemployer Plan. For purposes of this Agreement, “Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
(e)No Company Benefit Plan provides for any post-employment or post-retirement health or medical, disability or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(f)Except as would not reasonably be expected to have a Material Adverse Effect on Company, (i) Company and its Subsidiaries have at all times complied with the requirements of the Affordable Care Act set forth in Section 4980H of the Code and (ii) no condition exists that could cause Company or any of its Subsidiaries to have any Tax, liability, penalty, or payment imposed against it pursuant to Section 4980H(a) of the Code with respect to periods prior to the Merger.
(g)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in the making of, or the acceleration of vesting, exercisability, funding or delivery of, or an increase in the amount or value of, any payment, right or other benefit or compensation due to any employee, officer, director or other service provider of Company or any of its Subsidiaries, or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge or terminate any Company Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither Company nor any Subsidiary has any obligation to provide, and no Company Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.
(h)Except as would not reasonably be expected to have a Material Adverse Effect on Company, there are no pending or, to Company’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes, lockouts, slowdowns, other labor disputes, or work stoppages. Neither Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization and there are no pending or, to the knowledge of Company, threatened organizing efforts by any union or other group seeking to represent any employees of Company or any of its Subsidiaries.
(i)Except as would not reasonably be expected to have a Material Adverse Effect on Company, (i) Company and its Subsidiaries are in compliance with all laws and orders applicable to Company or such Subsidiary regarding the terms and conditions of employment or other employment-related matters, worker classification, and the payment and withholding of Taxes with respect to their employees; and (ii) to the knowledge of Company, no employee, independent contractor, officer or director of Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such individual and any other Person that in any way materially and adversely affects or will affect the performance of his or her duties as an employee, independent contractor, officer or director of Company or any Company Subsidiary.
3.12SEC Reports. An accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2022 by Company pursuant to the Securities Act, or the Exchange Act (the “Company Reports”) is publicly available and (b) communication mailed by Company to its shareholders since January 1, 2022 and prior to the date of this Agreement have previously been made available to Parent (other than those publicly available), and, no such Company Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2023, as of their respective dates, all Company Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Company Reports.
3.13Compliance with Applicable Law.
(a)Company and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have a Material Adverse Effect on Company, and to the knowledge of Company, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b)Except as would not reasonably be expected to have a Material Adverse Effect on Company, Company and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Company or any of its Subsidiaries, including all laws related to cybersecurity, data protection or privacy (including laws relating to the privacy and security of data or information that constitutes “personal data,” “nonpublic personal information,” “personal information” or any other equivalent term as defined under applicable law (“Personal Data”)), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Small Business Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Company and its Subsidiaries conduct business.

(c)Company Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(d)Company maintains a written information privacy and security program that contains reasonable administrative, technical and physical safeguards designed to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized access to or acquisition of Personal Data, or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Company, Company has not experienced any Security Breach that would reasonably be expected to have a Material Adverse Effect on Company or require notification to affected individuals, a Governmental Entity or a Regulatory Agency that has not been made. To the knowledge of Company, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that would reasonably be expected to have a Material Adverse Effect on Company. To the knowledge of Company, Company has not been the subject of any inquiry or action of any Governmental Entity or Regulatory Agency with respect to any unauthorized processing of Personal Data or material violation of any laws related to cybersecurity, data protection or privacy.
(e)Without limitation, none of Company or any of its Subsidiaries, or to the knowledge of Company, any director, officer, employee, agent or other person acting on behalf of Company or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Company or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Company or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Company or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Company or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Company or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Company or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be expected to have a Material Adverse Effect on Company.
(f)As of the date of this Agreement, each of Company and Company Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).
(g)Except as would not reasonably be expected to have a Material Adverse Effect on Company, (i) Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.
3.14Certain Contracts.
(a)Except as set forth in Section 3.14(a) of the Company Disclosure Schedule or as filed with any Company Reports, as of the date of this Agreement, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Company Benefit Plan):
(i)which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)which contains a provision that materially restricts the conduct of any line of business by Company or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;
(iii)which is a collective bargaining agreement or similar agreement with any labor union or guild;
(iv)any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Company Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would reasonably be expected to have a Material Adverse Effect on Company;
(v)(A) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases (except for facility leases) and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, federal funds borrowings, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), or (B) that provides for the guarantee, support, assumption or endorsement by Company or any of its Subsidiaries of, or any similar commitment by Company or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $2,000,000 or more;

(vi)that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Company or its Subsidiaries, taken as a whole;
(vii)that is a vendor agreement which creates future payment obligations in excess of $5,000,000 per annum or a servicing agreement pursuant to which obligations may exceed $5,000,000 per annum (in each case other than any such contracts which are terminable by Company or any of its Subsidiaries on ninety (90) days or less notice without penalty, other than the payment of any outstanding obligation at the time of termination);
(viii)that is a settlement, consent or similar agreement and contains any material continuing obligations of Company or any of its Subsidiaries; or
(ix)that relates to the acquisition or disposition of any person, business or asset and under which Company or its Subsidiaries have or may have a material obligation or liability.
Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the Company Disclosure Schedule, is referred to in this Agreement as a “Company Contract.” Company has made available to Parent true, correct and complete copies of each Company Contract in effect as of the date of this Agreement.
(b)(i) Each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect on Company, (ii) Company and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Company Contract, except where such noncompliance or nonperformance would not reasonably be expected to have a Material Adverse Effect on Company, (iii) to the knowledge of Company, each third-party counterparty to each Company Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Company Contract, except where such noncompliance or nonperformance would not reasonably be expected to have a Material Adverse Effect on Company, (iv) neither Company nor any of its Subsidiaries has knowledge of any violation of any Company Contract by any of the other parties thereto which would reasonably be expected to have a Material Adverse Effect on Company and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Company or any of its Subsidiaries or, to the knowledge of Company, any other party thereto, of or under any such Company Contract, except where such breach or default would not reasonably be expected to have a Material Adverse Effect on Company.
3.15Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1,

2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing, or to Company’s knowledge, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.
3.16Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and have since January 1, 2022, complied, with all federal, state or local law, regulation, Government Order, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or, to the knowledge of Company, threatened against Company, which liability or obligation would reasonably be expected to have a Material Adverse Effect on Company. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have a Material Adverse Effect on Company. Company is not subject to any agreement Government Order, letter agreement or memorandum of agreement by or with any Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have a Material Adverse Effect on Company.
3.17Investment Securities and Commodities.
(a)Each of Company and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Company’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities and commodities are valued on the books of Company in accordance with GAAP in all material respects.
3.18Risk Management Instruments. Except as would not reasonably be expected to have a Material Adverse Effect on Company, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Company, any of its

Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect and (b) Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.19Real Property. Company or a Company Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Company Reports as being owned by Company or a Company Subsidiary or acquired after the date thereof which are material to Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Company Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company Reports or acquired after the date thereof which are material to Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Company, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against the Company Real Property.
3.20Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Company: (a) Company and each of its Subsidiaries owns, or otherwise has rights to use (in each case, free and clear of any material Liens), all Intellectual Property used in the conduct of its business as currently conducted, (b) to the knowledge of Company, the conduct of the business of Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, (c) neither Company nor its Subsidiaries has, within the past three (3) years, received any written notice alleging it or its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person, (d) to the knowledge of Company, no person is infringing, misappropriating or otherwise violating any Intellectual Property owned by Company or any of its Subsidiaries, and (e) neither Company nor any Company Subsidiary has, within the past three (3) years, received any written notice of any pending claim with respect to any Intellectual Property owned by Company or any Company Subsidiary, and Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment or cancellation of all Intellectual

Property owned by Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means all rights in or to: (w) trademarks, service marks, logos, trade dress, domain names and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (x) patents and patent applications, including divisions, revisions, continuations, continuations-in-part, renewals, extensions, substitutes, re-issues and re-examinations; (y) proprietary trade secrets and know-how; and (z) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.
3.21Related Party Transactions. As of the date of this Agreement, except as set forth in any Company Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Company) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each, a “Related Party Transaction”) that have not been disclosed therein. All Related Party Transactions set forth in any Company Report (or otherwise) comply with the Federal Reserve Board’s Regulation O and Regulation W.
3.22State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated by this Agreement and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or any similar provisions of the Company Certificate of Incorporation or Company Bylaws (collectively, with any similar provisions of the Parent Certificate of Incorporation, Parent Bylaws, Merger Sub Articles of Incorporation or Merger Sub Bylaws, “Takeover Restrictions”).
3.23Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Company received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Keefe, Bruyette & Woods, Inc. to the effect that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock (other than, as applicable, Parent and its affiliates). Such opinion has not been amended or rescinded as of the date of this Agreement.
3.24Company Information. The information relating to Company and its Subsidiaries or that is provided by Company or its Subsidiaries or their respective representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection with this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions that relate to Parent or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
3.25Loan Portfolio.
(a)As of the date of this Agreement, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Subsidiary of Company is a creditor that, as of December 31, 2023, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of December 31, 2023, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the Company Disclosure Schedule is a true, correct and complete list of (A) all the Loans of Company and its Subsidiaries that, as of December 31, 2023, had an outstanding balance of $5,000,000 or more and were classified by Company as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan, together with the aggregate principal amount of such Loans by category and (B) each asset of Company or any of its Subsidiaries that, as of December 31, 2023, is classified as “Other Real Estate Owned” and the book value thereof.
(b)Except as would not reasonably be expected to have a Material Adverse Effect on Company, each Loan of Company or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)Except as would not reasonably be expected to have a Material Adverse Effect on Company and except for Loans not originated by Company or any of its Subsidiaries, each outstanding Loan of Company or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
3.26No Broker-Dealers. Neither Company nor any of its Subsidiaries is required to be registered, licensed, qualified or authorized, as a broker-dealer under the Exchange Act or under any other applicable Law.

3.27No Investment Advisors. Neither Company nor any of its Subsidiaries are required to register with the SEC as an investment adviser under the Investment Advisers Act.
3.28Insurance Business.
Except as would not reasonably be expected to have a Material Adverse Effect on Company, (i) since January 1, 2022, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of Company or any Company Subsidiary (“Company Agent”) wrote, sold, produced, managed, administered or procured business for Company or a Company Subsidiary, such Company Agent was, at the time the Company Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Company Agent has been since January 1, 2022, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Company Agent’s writing, sale, management, administration or production of insurance business and (iii) each Company Agent was appointed by each insurance carrier whose insurance business was written, sold, produced, managed, administered or procured by such Company agent, to the extent required by applicable law.
3.29Insurance. Except as would not reasonably be expected to have a Material Adverse Effect on Company, (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and Company and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due fashion, (d) there is no claim for coverage by Company or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Company nor any of its Subsidiaries has knowledge of notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
3.30No Other Representations or Warranties.
(a)Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Company nor any other person makes or has made any representation or warranty to the Parent Parties or any of their affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Company in this Article III, any oral or written information presented to Parent Parties or any of their affiliates or representatives in the course of their due diligence investigation of Company, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.
(b)Company acknowledges and agrees that neither Parent, Merger Sub nor any other person on behalf of Parent or Merger Sub has made or is making, and Company has not relied upon, any express or implied representation or warranty other than those contained in Article IV.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES
Except (a) as disclosed in the disclosure schedule delivered by the Parent Parties to Company concurrently with this Agreement (the “Parent Disclosure Schedule”); provided that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect or, as contemplated by Section 9.14, to the extent that disclosing such item would involve the disclosure of Confidential Supervisory Information (provided that, if an item is not disclosed because it would involve disclosure of Confidential Supervisory Information, appropriate substitute disclosures shall be made to the extent permitted by applicable law), (ii) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Parent Parties that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to have a Material Adverse Effect and (iii) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of such disclosure that such disclosure applies to such other sections or (b) as disclosed in any Parent Reports filed by Parent January 1, 2022, and prior to the date of this Agreement (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer), Parent and Merger Sub hereby represents and warrants to Company as follows:
4.1Corporate Organization.
(a)Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act, and has elected to be treated as a financial holding company under the BHC Act. Merger Sub is a corporation duly organized and validly existing under the laws of the State of Washington. Each Parent Party has the corporate power and authority to own, lease or operate all its properties and assets and to carry on its business as it is now being conducted. Each Parent Party is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Parent Parties. True and complete copies of (i) the amended and restated certificate of incorporation of Parent, as amended (the “Parent Certificate of Incorporation”), (ii) the amended and restated bylaws of Parent (the “Parent Bylaws”), (iii) the articles of incorporation of Merger Sub (the “Merger Sub Articles of Incorporation”) and (iv) the bylaws of Merger Sub (the “Merger Sub Bylaws”) in each case as in effect as of the date of this Agreement have previously been made available by the Parent to Company.
(b)Except as would not reasonably be expected to have a Material Adverse Effect on the Parent Parties, each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so licensed or qualified or in good standing and (iii) has all requisite corporate power and authority to own, lease or operate its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of Parent or any Subsidiary of Parent to pay dividends or distributions except, in the case of Parent or a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Bank Merger Act) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 4.1(b) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date of this Agreement. True and complete copies of the organizational documents of Parent Bank as in effect on the date of this Agreement, have previously been made available by Parent to Company. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Parent other than the Parent Subsidiaries.
4.2Capitalization.
(a)The authorized capital stock of Parent as of the date of this Agreement consists of 50,000,000 shares of Parent Common Stock, and 10,000,000 shares of preferred stock, par value $0.0001 per share. As of January 13, 2024, there were (i) 24,960,639 shares of Parent Common Stock issued and outstanding, including 15,007 shares of Parent Common Stock granted in respect of outstanding unvested restricted awards granted under the Parent Equity Plans (“Parent RSAs”); (ii) 1,366,901 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options granted under the Parent Equity Plans (“Parent Options”); (iii) 2,380,932 shares of Parent Common Stock reserved for issuance pursuant to future grants under the Parent Equity Plans (which includes 176,493 shares of Parent Common Stock reserved for issuance pursuant to outstanding grants for which shares have not been issued (“Parent LTIP Awards”); (iv) 5,384,615 shares of Parent Common Stock reserved for issuance pursuant to the Investment Agreements and 1,152,453 shares reserved for issuance pursuant to the warrants to be issued pursuant to the Investment Agreements, (v) no shares of Parent Common Stock held in treasury; and (vi) no shares of preferred stock issued and outstanding. As used in this Agreement the “Parent Equity Plans” means the Parent 2017 Equity Incentive Plan, the Parent Long-Term Incentive Plan effective April 1, 2020, the Parent 2021 Equity Incentive Plan, the Parent 2021 Long-Term Incentive Plan, the Parent Long-Term Incentive Plan effective April 1, 2022, the Pioneer Bancshares, Inc. 2007 Stock Incentive Plan, and the Pioneer Bancshares, Inc. 2015 Equity Incentive Plan, each as amended, or any successor plan thereto. As of the date of this Agreement, except as set forth in the immediately preceding sentence, and for changes since January 13, 2024 resulting from the exercise, vesting or settlement of any Parent RSAs, Parent Options or Parent LTIP Awards (collectively, the “Parent Equity Awards”) described in the immediately preceding sentence, there are no shares of capital stock or other voting securities or equity interests of Parent or Merger Sub issued, reserved for issuance or outstanding. All the issued and outstanding shares of Parent Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent or Merger Sub may vote. Other than Parent RSAs, Parent Options or Parent LTIP Awards, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, or rights of first refusal or similar rights, puts, calls, commitments or agreements of any character to which a Parent Party or any of its Subsidiaries is a party relating to, or securities or rights convertible or exchangeable into or exercisable for, shares of capital stock or other voting or equity securities of or ownership interest in the applicable Parent Party, or contracts, commitments, understandings or arrangements by which a Parent Party may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the applicable Parent Party or that otherwise obligate the applicable Parent Party to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing (collectively, “Parent Securities”, and any of the foregoing in respect of Subsidiaries of Parent Parties, collectively, “Parent Subsidiary Securities”). Other than the Parent Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined, in whole or in part, based on the price of any capital stock of a Parent Party or any of its Subsidiaries) are outstanding. Except as listed on Section 4.2(a) of the Parent Disclosure Schedule, there are no voting trusts, shareholder agreements, proxies or other agreements in effect to which a Parent Party or any of its Subsidiaries is a party with respect to the voting or transfer of Parent Common Stock or Merger Sub Common Stock, capital stock or other voting or equity securities or ownership interests of Parent or Merger Sub or granting any stockholder or other person any registration rights. The authorized capital of Merger Sub as of the date of this Agreement consists of 100 shares of Merger Sub Common Stock, of which one (1) share is issued and outstanding and owned by Parent.
(b)Except as would not reasonably be expected to have a Material Adverse Effect on the Parent Parties, Parent owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Parent Subsidiaries, free and clear of any Liens, and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Subsidiaries that are depository institutions, as provided under 12 U.S.C. § 55 or under comparable state law (as applicable)) and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3Authority; No Violation.
(a)Each Parent Party has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the Mergers have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has (i) duly adopted resolutions pursuant to which it has determined that the consummation of the transactions contemplated by this Agreement (including the Mergers, the Bank Merger and the Parent Share Issuance), on the terms and conditions set forth in this Agreement, is advisable and in the best interests of Parent and its stockholders (ii) adopted and approved this Agreement and the transactions contemplated by this Agreement (including the Mergers, the Bank Merger and the Parent Share Issuance), and the Parent Certificate Amendment, (iii) directed that (A) the Parent Certificate Amendment, and (B) the approval of the issuance of the (x) shares of Parent Common Stock constituting the Merger Consideration pursuant to this Agreement and (y) shares of Parent Common Stock in connection with the Equity Financing (such issuances, collectively, “Parent Share Issuance”) be submitted to the holders of Parent Common Stock for approval thereby and (iv) resolved to recommend that the holders of Parent Common Stock adopt the Parent Certificate Amendment and approve the Parent Share Issuance. The Board of Directors of Merger Sub duly adopted resolutions pursuant to which it has (i) determined that this Agreement, the Mergers and the other transactions contemplated by this Agreement, are advisable and in the best interest of Merger Sub and Parent, as its sole shareholder, (ii) adopted resolutions approving this Agreement and the transactions contemplated by this Agreement (including the Mergers), (iii) directed that this Agreement be submitted to Parent, as Merger Sub’s sole shareholder, for approval and (iv) resolved to recommend that Parent, as Merger Sub’s sole shareholder, approve this Agreement. Except for (i) the approval of the Parent Share Issuance by the affirmative vote of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon, (ii) the approval and adoption of the Parent Certificate Amendment by the affirmative vote of a majority of the outstanding shares of Parent Common Stock entitled to vote thereon (collectively, the “Requisite Parent Vote”) (iii) the approval of this Agreement by Parent as Merger Sub’s sole shareholder, and (iv) the approval and adoption of the Bank Merger Agreement by Parent as Parent Bank’s sole shareholder, no other corporate proceedings on the part of any Parent Party are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by each Parent Party and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of each Parent Party, enforceable against each Parent Party in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock to be issued in the Merger have been validly authorized, and when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.
(b)Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), nor compliance by Parent or Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the Parent Certificate of Incorporation, the Parent Bylaws, the Merger Sub Certificate of Incorporation or the Merger Sub Bylaws or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation or Government Order applicable to any Parent Party or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of any Parent Party or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which any Parent Party or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that would not reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.
4.4Consents and Approvals. Except for (a) the filing of any required applications, filings or notices with any federal or state regulatory or banking authorities listed on Section 4.4 of the Parent Disclosure Schedule and approval of such applications, filings and notices, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings, certificates and notices as applicable with the OCC under the Bank Merger Act, (d) the filing of any required applications, filings or notices with FINRA and approval of such applications, filings and notices, (e) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (f) the filing by Parent with the SEC of the Proxy Statement and the S-4 in which the Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (g) the filing of the Certificate of Merger with the Washington Secretary pursuant to the WBCA, the filing of Second Step Certificates of Merger with the applicable Governmental Entities as required by applicable law, and the filing of the Bank Merger Certificate, and (h) if required by the HSR Act, the filing of any applications, filings or notices under the HSR Act, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution, delivery and performance by the Parent Parties of this Agreement or (ii) the consummation by the Parent Parties of the Mergers and the other transactions contemplated by this Agreement. No Parent Party is aware of any reason why the necessary regulatory approvals and consents will not be received by the applicable Parent Party to permit consummation of the transactions contemplated by this Agreement (including the Mergers) on a timely basis.
4.5Reports. Parent and each of its Subsidiaries have timely filed (or furnished) all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2022 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, form, correspondence, registration or statement or to pay such fees and assessments would not reasonably be expected to have a Material Adverse Effect on Parent. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Parent and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2022, except where such proceedings or investigations would not reasonably be expected to have a Material Adverse Effect on Parent. There (a) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or its Subsidiaries, and (b) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Parent or any of its Subsidiaries since January 1, 2022, in each case, which would reasonably be expected to have a Material Adverse Effect on Parent.
4.6Financial Statements.
(a)The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated balance sheets, consolidated statements of operations, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity, consolidated statements of cash flows and financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, since January 1, 2022, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements, except, in each case, as indicated in such books and records or in the notes thereto. Since January 1, 2022, no independent public accounting firm of Parent has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.
(b)Except as would not reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 (including any notes thereto) and for liabilities incurred in the ordinary course of business since September 30, 2023, or in connection with this Agreement and the transactions contemplated by this Agreement.
(c)The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership that would not reasonably be expected to have a Material Adverse Effect on Parent. Parent (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by management to Parent’s auditors and audit committee and true, correct and complete copies of such disclosures have previously been made available by Parent to Company. To the knowledge of Parent, there is no reason to believe that Parent’s chief executive officer and chief financial officer will not be able to give the assessments and reports required pursuant to the rules and regulations adopted pursuant to Section 404(a) of the Sarbanes-Oxley Act, without qualification, when next due.
(d)Since January 1, 2022, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no employee of or attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws or banking laws, breach of fiduciary duty or similar violation by Parent or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or the Board of Directors or similar governing body of any Parent Subsidiary or any committee thereof, or to the knowledge of Parent, to any director or officer of Parent or any Parent Subsidiary.
4.7Broker’s Fees. With the exception of the engagement of Stephens Inc. neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement. Parent has disclosed to or discussed with Company as of the date of this Agreement the aggregate fees provided for in connection with the engagement by Parent of Stephens Inc. related to the Mergers or related transactions contemplated by this Agreement.

4.8Absence of Certain Changes or Events.
(a)Since January 1, 2022, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have a Material Adverse Effect on Parent or Merger Sub.
(b)Since January 1, 2022, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, except in connection with the transactions contemplated by this Agreement, including the Investment Agreements and Equity Financing.
4.9Legal and Regulatory Proceedings.
(a)Except as would not reasonably be expected to have a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is a party to any, and there are no outstanding or pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.
(b)There is no Government Order or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Entity or any of its affiliates) that would reasonably be expected to be material to Parent or any of its Subsidiaries, taken as a whole (other than any order issued by a Regulatory Agency in connection with the Mergers or Bank Merger whose approval is required for the Mergers or the Bank Merger, as the case may be).
4.10Taxes.
(a)Each of Parent and its Subsidiaries (i) has timely filed or caused to be timely filed, taking into account any extensions, all U.S. federal income Tax Returns and all other material Tax Returns required to be filed by it and such Tax Returns are true, correct and complete in all material respects, and (ii) has timely paid all material Taxes required to have been paid by it (whether or not shown on any Tax Return), except for Taxes that are being contested in good faith in appropriate proceedings or for which adequate reserves have been established in accordance with GAAP.
(b)Each of Parent and its Subsidiaries has complied in all material respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes, including with respect to payments made to or received from any employee, creditor, shareholder, customer or other third party.
(c)There are no Liens for Taxes upon any property or assets of Parent or any of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable.
(d)There is no audit, examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes or Tax Return of Parent or its

Subsidiaries, and neither Parent nor any of its Subsidiaries has received written notice of any claim made by a Governmental Entity in a jurisdiction where Parent or any of its Subsidiaries, as applicable, does not file a Tax Return, that Parent or such Subsidiary is or may be subject to income taxation by that jurisdiction. No deficiency with respect to any Taxes has been proposed, asserted or assessed in writing against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any Taxes are pending.
(e)Neither Parent nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect (other than extension or waiver granted in the ordinary course of business).
(f)Neither Parent nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for Tax purposes (other than a group of which Parent or a Subsidiary of Parent is the common parent), (ii) is a party to or is bound by any Tax sharing, allocation or indemnification agreement (other than (A) any such agreement entered into in the ordinary course of business and the principal subject matter of which is not Taxes and (B) any such agreement exclusively between or among Parent and its Subsidiaries) or (iii) has any liability for Taxes of any Person (other than Parent and its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as transferee or successor.
(g)Within the past two (2) years, none of Parent or any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.
(h)Neither Parent nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
(i)Neither Parent nor any of its Subsidiaries has taken or agreed to take any action or is aware of any fact or circumstance that would prevent or impede, or could reasonably be expected to prevent or impede, the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.
4.11Employees.
(a)Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each Parent Benefit Plan (as defined below) has been established, operated and administered in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code, and there are no actions, suits, claims or investigations (other than routine claims for benefits in the ordinary course) pending, or to the knowledge of Parent, threatened, with respect to any Parent Benefit Plan. For purposes of this Agreement, “Parent Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), and all equity, bonus or incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, termination, change in control, retention, employment, welfare, insurance, medical, fringe or other benefit plans, programs, agreements, contracts, policies, arrangements or remuneration of any kind, whether in writing or not, and whether or not subject to ERISA, with respect to which Parent or any Subsidiary is a party or has or could reasonably be expected to have any obligation or that are maintained, contributed to or sponsored by Parent or any of its Subsidiaries, excluding, any Multiemployer Plan.
(b)Parent has made available to Company true and complete copies of each material Parent Benefit Plan and the following related documents, to the extent applicable: (i) all summary plan descriptions or amendments, (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) the most recently received IRS determination letter and (iv) the most recently prepared actuarial report.
(c)Each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be qualified under Section 401(a) of the Code and, to the knowledge of Parent, nothing has occurred that would adversely affect the qualification or tax exemption of any such Parent Benefit Plan.
(d)None of Parent and its Subsidiaries nor any Parent ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to a plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA or a Multiemployer Plan. For purposes of this Agreement, “Parent ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with Parent or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.
(e)No Parent Benefit Plan provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.
(f)Except as would not reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent and its Subsidiaries have at all times complied with the requirements of the Affordable Care Act set forth in Section 4980H of the Code and (ii) no condition exists that could cause Parent or any of its Subsidiaries to have any Tax, liability, penalty, or payment imposed against it pursuant to Section 4980H(a) of the Code with respect to periods prior to the Merger.
(g)Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or in conjunction with any other event) result in the making of, or the acceleration of vesting, exercisability, funding or delivery of, or an increase in the amount or value of, any payment, right or other benefit or compensation due to any employee, officer, director or other service provider of Parent or any of its Subsidiaries, or result in any limitation on the right of Parent or any of its Subsidiaries to amend, merge or terminate any Parent Benefit Plan or related trust on or after the Effective Time. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Parent or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither Parent nor any Subsidiary has any obligation to provide, and no Parent Benefit Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional taxes, interest or penalties incurred pursuant to

Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.
(h)Except as would not reasonably be expected to have a Material Adverse Effect on Parent, as of the date of this Agreement, there are no pending or, to Parent’s knowledge, threatened labor grievances or unfair labor practice claims or charges against Parent or any of its Subsidiaries, or any strikes, lockouts, slowdowns, other labor disputes, or work stoppages. Neither Parent nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization and there are no pending or, to the knowledge of Parent, threatened organizing efforts by any union or other group seeking to represent any employees of Parent or any of its Subsidiaries.
(i)Except as would not reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent and its Subsidiaries are in compliance with all laws and orders applicable to Parent or such Subsidiary regarding the terms and conditions of employment or other employment-related matters, worker classification, and the payment and withholding of Taxes with respect to their employees; and (ii) to the knowledge of Parent, no employee, independent contractor, officer or director of Parent or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such individual and any other person that in any way materially and adversely affects or will affect the performance of his or her duties as an employee, independent contractor, officer or director of Parent or any Parent Subsidiary.
4.12SEC Reports. An accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2022 by Parent pursuant to the Securities Act or the Exchange Act (the “Parent Reports”) is publicly available and (b) communication mailed by Parent to its stockholders since January 1, 2022 and prior to the date of this Agreement have previously been made available to Company (other than those publicly available), and no such Parent Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2023, as of their respective dates, all Parent Reports filed or furnished under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Parent Reports.

4.13Compliance with Applicable Law.
(a)Parent and each of its Subsidiaries hold, and have at all times since January 1, 2022, held, all licenses, registrations, franchises, certificates, variances, permits, charters and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, registration, franchise, certificate, variance, permit, charter or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have a Material Adverse Effect on Parent, and to the knowledge of Parent, no suspension or cancellation of any such necessary license, registration, franchise, certificate, variance, permit, charter or authorization is threatened.
(b)Except as would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Parent or any of its Subsidiaries, including all laws related to cybersecurity, data protection or privacy (including laws relating to the privacy and security of Personal Data), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Coronavirus Aid, Relief, and Economic Security (CARES) Act, the Small Business Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, Title V of the Gramm-Leach-Bliley Act, any and all sanctions or regulations enforced by the Office of Foreign Assets Control of the United States Department of Treasury and any other law, policy or guideline relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance in all material respects by Parent and its Subsidiaries with applicable financial recordkeeping and reporting requirements of applicable money laundering prevention laws in jurisdictions where Parent and its Subsidiaries conduct business.
(c)Parent Bank has a Community Reinvestment Act rating of “satisfactory” or better.
(d)Parent maintains a written information privacy and security program that contains reasonable administrative, technical and physical safeguards designed to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Parent, Parent has not experienced any Security Breach that would reasonably be expected to have a Material Adverse Effect on Parent or require notification to affected individuals, a Governmental Entity or a Regulatory Agency that has not been made. To the knowledge of Parent, there are no data security or other technological vulnerabilities with respect to its information technology systems or networks that would reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, Parent has not been the subject of any inquiry or action of any Governmental Entity or Regulatory Agency with respect to any unauthorized processing of Personal Data or material violation of any laws related to cybersecurity, data protection or privacy.
(e)Without limitation, none of Parent, or any of its Subsidiaries, or to the knowledge of Parent, any director, officer, employee, agent or other person acting on behalf of Parent or any of its Subsidiaries has, directly or indirectly, (i) used any funds of Parent or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Parent or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Parent or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department, except in each case as would not reasonably be expected to have a Material Adverse Effect on Parent.
(f)As of the date of this Agreement, each of Parent and Parent Bank is “well-capitalized” (as such term is defined in the relevant regulation of the institution’s primary federal regulator).
(g)Except as would not reasonably be expected to have a Material Adverse Effect on Parent, (i) Parent and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law and (ii) none of Parent, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets and results of such fiduciary account.
4.14Certain Contracts.
(a)Except as set forth in Section 4.14(a) of the Parent Disclosure Schedule or as filed with any Parent Reports, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Parent Benefit Plan):

(i)which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
(ii)which contains a provision that materially restricts the conduct of any line of business by Parent or any of its Subsidiaries or upon consummation of the Mergers will materially restrict the ability of the Surviving Entity or any of its affiliates to engage in any line of business or in any geographic region;
(iii)which is a collective bargaining agreement or similar agreement with any labor union or guild;
(iv)any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Parent Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would reasonably be expected to have a Material Adverse Effect on Parent;
(v)(A) that relates to the incurrence of indebtedness by Parent or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases (except for facility leases) and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, federal funds borrowings, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), or (B) that provides for the guarantee, support, assumption or endorsement by Parent or any of its Subsidiaries of, or any similar commitment by Parent or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $5,000,000 or more;
(vi)that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Parent or its Subsidiaries, taken as a whole;
(vii)that is a vendor agreement which creates future payment obligations in excess of $5,000,000 per annum or a servicing agreement pursuant to which obligations may exceed $5,000,000 per annum (in each case other than any such contracts which are terminable by Company or any of its Subsidiaries on ninety (90) days or less notice without penalty, other than the payment of any outstanding obligation at the time of termination);
(viii)that is a settlement, consent or similar agreement and contains any material continuing obligations of Parent or any of its Subsidiaries; or

(ix)that relates to the acquisition or disposition of any person, business or asset and under which Parent or its Subsidiaries have or may have a material obligation or liability.
Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the Parent Disclosure Schedule, is referred to in this Agreement as a “Parent Contract.” Parent has made available to Company true, correct and complete copies of each Parent Contract in effect as of the date of this Agreement.
(b)(i) Each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, except as would not reasonably be expected to have a Material Adverse Effect on Parent, (ii) Parent and each of its Subsidiaries have in all material respects complied with and performed all obligations required to be complied with or performed by any of them to date under each Parent Contract, except where such noncompliance or nonperformance would not reasonably be expected to have a Material Adverse Effect on Parent, (iii) to the knowledge of Parent, each third-party counterparty to each Parent Contract has in all material respects complied with and performed all obligations required to be complied with and performed by it to date under such Parent Contract, except where such noncompliance or nonperformance would not reasonably be expected to have a Material Adverse Effect on Parent, (iv) neither Parent nor any of its Subsidiaries has knowledge of any violation of any Parent Contract by any of the other parties thereto which would reasonably be expected to have a Material Adverse Effect on Parent and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of Parent or any of its Subsidiaries or, to the knowledge of Parent, any other party thereto, of or under any such Parent Contract, except where such breach or default would not reasonably be expected to have a Material Adverse Effect on Parent.
4.15Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2022, a recipient of any supervisory letter from, or since January 1, 2022, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing, or to Parent’s knowledge, orally, since January 1, 2022, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement.
4.16Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, Parent and its Subsidiaries are in compliance, and have since January 1, 2022, complied, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Parent, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Parent or any of its Subsidiaries of any liability or obligation arising under any Environmental Law pending or, to the knowledge of Parent, threatened against either Parent Party, which liability or obligation would reasonably be expected to have a Material Adverse Effect on Parent. To the knowledge of Parent, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have a Material Adverse Effect on Parent. Neither of the Parent Parties is subject to any agreement, Government Order, letter agreement or memorandum of agreement by or with any Governmental Entity, Regulatory Agency or other third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have a Material Adverse Effect on Parent.
4.17Investment Securities and Commodities.
(a)Each of Parent and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Parent’s business on a consolidated basis, free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Parent or its Subsidiaries. Such securities and commodities are valued on the books of Parent in accordance with GAAP in all material respects.
4.18Risk Management Instruments. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Parent, any of its Subsidiaries or for the account of a customer of Parent or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Governmental Entity and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Parent or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect and (b) Parent and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Parent’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
4.19Real Property. Parent or each Parent Subsidiary (a) has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Parent Reports as being owned by Parent or a Parent Subsidiary or acquired after the date thereof which are material to Parent’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Parent Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Parent Reports or acquired after the date thereof which are material to Parent’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof) (such leasehold estates, collectively with the Parent Owned Properties, the “Parent Real

Property”), free and clear of all material Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Parent, the lessor. There are no pending or, to the knowledge of Parent, threatened condemnation proceedings against the Parent Real Property.
4.20Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Parent: (a) Parent and each of its Subsidiaries owns, or otherwise has rights to use (in each case, free and clear of any material Liens), all Intellectual Property used in the conduct of its business as currently conducted, (b) to the knowledge of Parent, the conduct of the business of Parent and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, (c) neither Parent nor any of its Subsidiaries has, within the past three (3) years, received any written notice alleging it or its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any person, (d) to the knowledge of Parent, no person is infringing, misappropriating or otherwise violating any Intellectual Property owned by Parent or any of its Subsidiaries, and (e) neither Parent nor any Parent Subsidiary has, within the past three (3) years, received any written notice of any pending claim with respect to any Intellectual Property owned by Parent or any Parent Subsidiary, and Parent and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment or cancellation of all Intellectual Property owned by Parent and its Subsidiaries.
4.21Related Party Transactions. As of the date of this Agreement, except as set forth in any Parent Reports, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Parent or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Parent or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Parent Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Parent) on the other hand, of the type required to be reported in any Parent Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been disclosed therein. All Related Party Transactions set forth in any Parent Report (or otherwise) comply with the Federal Reserve Board’s Regulation O and Regulation W.
4.22Investment Agreements.
(a)(i) As of the date of this Agreement, Parent has made available to Company true, correct and complete copies of each Investment Agreement, (ii) the Investment Agreements have not been amended or modified in any manner (subject to Section 6.18(a)) and (iii) the respective commitments contained in the Investment Agreements have not been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or, to Parent’s knowledge after reasonable inquiry, any other party thereto.
(b)The Investment Agreements are in full force and effect and constitute the valid, binding and enforceable obligation of Parent and, to Parent’s knowledge, the other parties thereto, enforceable in accordance with their terms (subject to the Enforceability Exceptions).

There are no conditions precedent or other contingencies related to the funding of the full amount of the Equity Financing contemplated by the Investment Agreements, other than the conditions precedent set forth in the Investment Agreements or this Agreement (such conditions precedent, the “Financing Conditions”). Assuming the satisfaction of the conditions set forth in Section 7.1 and Section 7.2, as well as the satisfaction of the other Financing Conditions, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Equity Financing contemplated by the Investment Agreements will not be available to Parent on the Closing Date.
(c)There are no side letters, understandings or other agreements, contracts or arrangements of any kind relating to Equity Financing to which Parent or any of its affiliates is a party that would reasonably be expected to adversely affect the conditionality, availability or amount of the Equity Financing contemplated by the Investment Agreements.
4.23State Takeover Laws. The Board of Directors of each Parent Party has approved this Agreement and the transactions contemplated by this Agreement and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any applicable Takeover Restrictions. In accordance with the DGCL, no appraisal or dissenters’ rights will be available to the holders of Parent Common Stock or Merger Sub Common Stock in connection with the Mergers.
4.24Opinion of Financial Advisor. Prior to the execution of this Agreement, the Board of Directors of Parent received an opinion (which if initially rendered orally, has been or will be confirmed by written opinion of the same date) from Stephens Inc., to the effect that as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth in the written opinion, the Exchange Ratio pursuant to this Agreement is fair, from a financial point of view, to Parent. Such opinion has not been amended or rescinded as of the date of this Agreement.
4.25Parent Information. The information relating to Parent and its Subsidiaries or that is provided by Parent or its Subsidiaries or their respective representatives for inclusion in the Proxy Statement and the S-4, or in any other document filed with any Regulatory Agency or Governmental Entity in connection with this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions that relate to Company or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.
4.26Loan Portfolio.
(a)As of the date of this Agreement, except as set forth in Section 4.26(a) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to any written or oral Loans in which Parent or any Subsidiary of Parent is a creditor that, as of December 31, 2023, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of December 31, 2023, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.26(a) of the Parent Disclosure Schedule is a true, correct and complete list of (A) all the Loans of Parent and its Subsidiaries that, as of December 31, 2023, had an outstanding balance of $5,000,000 or more and were classified by Parent as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” or words of similar import, together with the principal amount of each such Loan, together with the aggregate principal amount of such Loans by category and (B) each asset of Parent or any of its Subsidiaries that, as of December  31, 2023, is classified as “Other Real Estate Owned” and the book value thereof.
(b)Except as would not reasonably be expected to have a Material Adverse Effect on Parent, each Loan of Parent or any of its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Parent and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(c)Except as would not reasonably be expected to have a Material Adverse Effect on Parent and except for Loans not originated by Parent or any of its Subsidiaries, each outstanding Loan of Parent or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Parent and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.
4.27Broker-Dealer Subsidiaries. Neither Parent nor any of its Subsidiaries is required to be registered, licensed, qualified or authorized, as a broker-dealer under the Exchange Act or under any other applicable Law.
4.28Investment Advisor Subsidiaries.
(a)Parent has certain Subsidiaries that are registered, licensed or qualified, or are required to be registered, licensed or qualified, in the connection with the provision of investment management, investment advisory or sub-advisory services (each such Subsidiary, a “Parent Advisory Entity”). Each Parent Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2022 and is currently operating in compliance with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted, except in each case as would not reasonably be expected to have a Material Adverse Effect on Parent.
(b)The accounts of each advisory client of Parent or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable Parent Advisory Entity in compliance with the applicable requirements of ERISA, except as would not reasonably be expected to have a Material Adverse Effect on Parent.
(c)None of the Parent Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, except as would not reasonably be expected to have a Material Adverse Effect on Parent.
4.29Insurance Subsidiaries.
Except as would not reasonably be expected to have a Material Adverse Effect on Parent, (i) since January 1, 2022, at the time each agent, representative, producer, reinsurance intermediary, wholesaler, third-party administrator, distributor, broker, employee or other person authorized to sell, produce, manage or administer products on behalf of any Parent Subsidiary (“Parent Agent”) wrote, sold, produced, managed, administered or procured business for Parent or a Parent Subsidiary, such Parent Agent was, at the time the Parent Agent wrote or sold business, duly licensed for the type of activity and business written, sold, produced, managed, administered or produced to the extent required by applicable law, (ii) no Parent Agent has been since January 1, 2022, or is currently, in violation (or with or without notice or lapse of time or both, would be in violation) of any law, rule or regulation applicable to such Parent Agent’s writing, sale, management, administration or production of insurance business for any Parent Insurance Subsidiary (as defined below), and (iii) each Parent Agent was appointed by each insurance carrier whose insurance business was written, sold, produced, managed, administered or procured by such Parent Agent, to the extent required by applicable law.
4.30Insurance. Except as would not reasonably be expected to have a Material Adverse Effect on Parent, (a) Parent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Parent reasonably has determined to be prudent and consistent with industry practice, and Parent and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Parent and its Subsidiaries, Parent or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due fashion, (d) there is no claim for coverage by Parent or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Parent nor any of its Subsidiaries has knowledge of notice of any threatened termination of, material premium increase with respect to, or material alteration of coverage under, any insurance policies.
4.31No Other Representations or Warranties.
(a)Except for the representations and warranties made by the Parent Parties in this Article IV, no Parent Party nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither of the Parent Parties nor any other person makes or has made any representation or warranty to Company or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Parent Parties in this Article IV, any oral or written information presented to Company or any of its affiliates or representatives in the course of their due diligence investigation of Parent Parties, the negotiation of this Agreement or in the course of the transactions contemplated by this Agreement.
(b)Each Parent Party acknowledges and agrees that neither Company nor any other person on behalf of Company has made or is making, and Parent has not relied upon, any express or implied representation or warranty other than those contained in Article III.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
5.1Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Parent Disclosure Schedule (with respect to the Parent Parties) or the Company Disclosure Schedule (with respect to Company)), required by law (including any Pandemic Measures) or as consented to in writing by the other Party (such consent not to be unreasonably withheld, conditioned or delayed), each of the Parent Parties and Company shall, and shall cause each of its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or delay the ability of any Parent Party or Company to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated by this Agreement or to perform such Party’s covenants and agreements under this Agreement or to consummate the transactions contemplated by this Agreement (including the Mergers) on a timely basis. Notwithstanding anything to the contrary set forth in this Section 5.1 or Section 5.2 (other than Sections 5.2(b) and 5.2(g), to which this sentence shall not apply) each Party and such Party’s Subsidiaries may take any commercially reasonable actions that such Party reasonably determines are necessary or prudent for such Party to take or not take in response any Pandemic or any Pandemic Measures; provided that such Party shall provide prior notice to and consult with the other Party in good faith to the extent such actions would otherwise require consent of the other Party under this Section 5.1 or Section 5.2.
5.2Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule (with respect to the Parent Parties) or the Company Disclosure Schedule (with respect to Company), as expressly contemplated or permitted by this Agreement or as required by law (including any Pandemic Measures), neither the Parent Parties nor

Company shall, and shall cause their respective Subsidiaries not to, without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed):
(a)other than (i) federal funds borrowings (including under the Federal Reserve Bank Term Funding Program (BTFP)) and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of two (2) years, (ii) the creation of deposit liabilities (including reciprocal and brokered deposits), (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Company or any of its wholly owned Subsidiaries to Company or any of its wholly owned Subsidiaries, on the one hand, or of Parent or any of its wholly owned Subsidiaries to Parent or any of its wholly owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
(b)(i)    adjust, split, combine or reclassify any capital stock;
(ii)make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by Company at a rate not in excess of $0.10 per share of Company Common Stock, (B) dividends paid by any of the Subsidiaries of each of Parent and Company to Parent or Company or any of their wholly owned Subsidiaries, respectively, (C) regular distributions or dividends provided for and paid on any preferred securities (including trust preferred securities) of Parent, Company or their respective Subsidiaries in accordance with the terms thereof or (D) the acceptance of shares of Company Common Stock or Parent Common Stock, as the case may be, as payment for withholding Taxes incurred in connection with the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;
(iii)grant any stock options, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire Company Securities or any Company Subsidiary Securities, in the case of Company, or, except pursuant to the Equity Financing in accordance with the Investment Agreements, Parent Securities or any Parent Subsidiary Securities, in the case of Parent; or
(iv)except pursuant to the Equity Financing in accordance with the Investment Agreements, issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, in the case of Company, or Parent Securities or Parent Subsidiary Securities, in the case of Parent, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any Company Securities or Company Subsidiary Securities, in the case of Company, or Parent Securities or Parent Subsidiary Securities, in the case of Parent, except pursuant to the settlement of equity compensation awards in accordance with their terms and the payment of Director fees as set forth in the Company’s Director compensation program (with respect to Company) or the Parent’s Director compensation program (with respect to Parent);
(c)sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets (other than Intellectual Property) to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business or pursuant to contracts or agreements in force at the date of this Agreement;
(d)sell, assign, license, transfer or otherwise dispose of, cancel, abandon or allow to lapse or expire any material Intellectual Property owned by Company, Parent or any of their respective Subsidiaries, except for (i) non-exclusive licenses granted in the ordinary course of business or (ii) cancellations, abandonments, lapses or expirations of Intellectual Property at the end of such Intellectual Property’s statutory term;
(e)except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case other than a wholly owned Subsidiary of Company or Parent, as applicable;
(f)in each case except pursuant to the Equity Financing and for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Company Contract or Parent Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Company or Parent, as the case may be, or enter into any contract that would constitute a Company Contract or Parent Contract, as the case may be, if it were in effect on the date of this Agreement;
(g)except as required under applicable law or the terms of any Company Benefit Plan or Parent Benefit Plan existing as of the date of this Agreement, as applicable, (i) enter into, establish, adopt, materially amend or terminate any Company Benefit Plan or Parent Benefit Plan, or any arrangement that would be a Company Benefit Plan or an Parent Benefit Plan if in effect on the date hereof, other than (x) in the ordinary course of business consistent with past practice and (y) as would not reasonably be expected to materially increase the cost of benefits under any Company Benefit Plan or Parent Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, officer, director or individual consultant, other than increases to current employees and officers (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the ordinary course of business consistent with past practice, or (z) consisting of the payment of incentive compensation for completed performance periods based upon actual performance pursuant to the applicable Company Benefit Plan or Parent Benefit Plan, (iii) accelerate the vesting of any equity-based awards or other compensation, (iv) become a party to, establish, adopt, amend, commence participation in or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, or (v) notwithstanding clauses (i) or (ii), for employees who are executive officers, enter into any new, or materially amend or terminate any existing, employment, severance, change in control or similar agreement;
(h)settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount, individually and in the aggregate, that is not material to Company or Parent, as applicable, and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Entity or to the receipt of regulatory approvals for the Mergers on a timely basis;
(i)take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;
(j)except for the Parent Certificate Amendment, amend its articles or certificate of incorporation, its bylaws or comparable governing documents of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;
(k)materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;
(l)implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;
(m)enter into any new line of business or, other than in the ordinary course of business, change in any material respect its lending, investment, underwriting, hedging practices and policies, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof or individual loans), except as required by applicable law, regulation or policies imposed by any Governmental Entity;
(n)make or authorize any capital expenditure outside of the ordinary course of business;
(o)make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of

Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes;
(p)merge or consolidate itself or any of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries that are “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC;
(q)take any action that is intended or expected to result in any of the conditions to the Mergers set forth in Article VII not being satisfied, except as may be required by applicable law; or
(r)agree to take, make any commitment to take, or, subject to Section 6.3(c), adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1Regulatory Matters.
(a)Promptly after the date of this Agreement, Parent and Company shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Parent shall use reasonable best efforts to make such filings within forty-five (45) days of the date of this Agreement. Parent and Company, as applicable, shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and Parent (to the extent applicable to Parent) and Company shall thereafter mail or deliver the Proxy Statement to their respective stockholders and shareholders.
(b)The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and in the case of the applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make them within thirty (30) days of the date of this Agreement, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Parent and Company shall have the right to review for a reasonable period of time in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity, including the Proxy Statement, the S-4 and any other filing made in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable. The Parties agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each Party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, and each Party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, the term “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders and approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (i) from the OCC (in respect of the Mergers and the Bank Merger), the Federal Reserve Board (in respect of the Merger) and (ii) set forth in Section 3.4 or Section 4.4 that are necessary to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger) or those the failure of which to be obtained would reasonably be expected to have a Material Adverse Effect on the Surviving Entity.
(c)Without limiting the generality of the undertaking pursuant to this Section 6.1, Parent and Company agree to take or cause to be taken the following actions: (i) obtain the Requisite Regulatory Approvals (as applicable) and take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on Parent, Company or any of their respective Subsidiaries with respect to the Mergers and Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement as promptly as practicable, (ii) use reasonable best efforts to avoid the entry of any permanent, preliminary or temporary administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling or writ of any arbitrator, mediator, tribunal, administrative agency or Governmental Entity (each, a “Government Order”) that would or is reasonably likely to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, including the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement and (iii) use reasonable best efforts to take, in the event that any permanent, preliminary or temporary Government Order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by this Agreement, steps reasonably necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened Government Order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement). Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or Company or any of their respective Subsidiaries, and neither Parent nor Company nor any of their respective Subsidiaries shall be permitted (without the written consent of the other Party), to take, or agree to take, any action or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would reasonably be expected to have a Material Adverse Effect on the Surviving Entity and its Subsidiaries, taken as a whole, after giving effect to the Mergers and the Bank Merger (a “Material Burdensome Condition”).
(d)Each Party shall promptly inform the other Party of, and promptly respond to, any request for information and take such action and resolve any objection that may be required or asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated by this Agreement.
(e)To the extent permitted by applicable law, the Parent Parties and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.
(f)The Parent Parties and Company shall promptly advise each other upon receiving any communication from any Governmental Entity that causes such Party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained, or that the receipt of any such approval will be materially delayed.
6.2Access to Information; Confidentiality.
(a)Upon reasonable notice and subject to applicable laws (including any Pandemic Measures), each Parent Party and Company, for the purposes of verifying the representations and warranties of the other and preparing for the Mergers and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other Party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other Party in preparing to execute after the Effective Time the conversion or consolidation of systems and business operations generally, and, during such period, each Parent Party and Company shall, and shall cause its respective Subsidiaries to, make available to the other Party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that a Parent Party or Company, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such Party may reasonably request. No Parent Party nor Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of the Parent Parties’ or Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), contravene any law, rule, regulation, Government Order, fiduciary duty or binding agreement entered into prior to the date of this Agreement or to the extent that the Parent Parties or Company, as the case may, be reasonably determines, in light of any Pandemic or any Pandemic Measures that such access would jeopardize the health and safety of any of its employees. The Parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b)Each of Parent and Merger Sub, on the one hand and Company, on the other hand, shall hold all information furnished by or on behalf of the other Party (or Parties, as applicable) or any of such Party’s (or Parties’, as applicable) Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated November 2, 2023, between Parent and Company (the “Confidentiality Agreement”).
(c)No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either Party, directly or indirectly, the right to control or direct the operations of the other Party prior to the Effective Time. Prior to the Effective Time, each Party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
6.3Shareholders’ Approvals.
(a)Immediately following the execution of this Agreement and in lieu of calling a meeting of the stockholders of Parent, Parent shall use its reasonable best efforts to obtain an irrevocable written consent executed and delivered by certain of its stockholders as necessary (such written consent, as duly executed and delivered by such record holders, the “Parent Stockholder Consent”) for the purpose of obtaining the Requisite Parent Vote. Parent will use its reasonable best efforts to obtain the Parent Stockholder Consent on or before the date that is one (1) business day following the date of this Agreement (the “Written Consent End Date”). As soon as practicable following receipt of the Parent Stockholder Consent, Parent shall provide Company with a copy thereof, certified as a true and complete copy by the Parent chief executive officer or chief financial officer. In connection with the Parent Stockholder Consent, Parent shall take all actions necessary to comply, and shall comply in all respects, with the DGCL, including Section 228 thereof, the Parent Certificate of Incorporation, and the Parent Bylaws.
(b)Each of Parent (but with regard to Parent, only in the event the Parent Stockholder Consent is not obtained prior to the Written Consent End Date) and Company shall call, give notice of, convene and hold a meeting of its stockholders or shareholders, as applicable (the “Parent Meeting” and the “Company Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (i) the Requisite Company Vote and the Requisite Parent Vote and (ii) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders or shareholders, as applicable, in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Company and Parent shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date. Each of Parent (but with regard to Parent, only in the event the Parent

Stockholder Consent is not obtained prior to the Written Consent End Date) and Company and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of Parent and the shareholders of Company, as applicable, the Requisite Parent Vote and the Requisite Company Vote, as applicable, including by communicating to the respective stockholders of Parent and shareholders of Company its recommendation (and including such recommendation in the Proxy Statement) that, in the case of Parent, the stockholders of Parent (i) approve the Parent Share Issuance and any other transactions contemplated by this Agreement as may require approval by the stockholders and (ii) adopt the Parent Certificate Amendment (the “Parent Board Recommendation”), and in the case of Company, that the shareholders of Company approve this Agreement (the “Company Board Recommendation”). Each of Parent and Company and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other Party the Parent Board Recommendation, in the case of Parent, or the Company Board Recommendation, in the case of Company, (ii) fail to make the Parent Board Recommendation, in the case of Parent, or the Company Board Recommendation, in the case of Company, in the Proxy Statement (unless, in the case of Parent, in the event that the Parent Stockholder Consent has been obtained prior to the Written Consent End Date), (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal that has been made public, or (B) reaffirm the Company Board Recommendation, in the case of Company, or the Parent Board Recommendation, in the case of Parent, in each case, within ten (10) business days (or such fewer number of days as remains prior to the Company Meeting or the Parent Meeting, or any adjournment or postponement thereof, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing a “Recommendation Change”). For the avoidance of doubt, notwithstanding anything to the contrary set forth in this Agreement, in the event that the Parent Stockholder Consent has been obtained prior to the Written Consent End Date such that the Requisite Parent Vote has been obtained, Parent shall have no obligation under this Agreement to take any actions in connection with, or ancillary to, the Parent Stockholder Meeting, including without limitation, Parent shall have no obligation to (i) call, give notice of, convene or hold the Parent Stockholder Meeting, (ii) include the Parent Board Recommendation in the Proxy Statement, or (iii) reaffirm the Parent Board Recommendation at any time after the Written Consent End Date.
(c)Notwithstanding anything in this Agreement to the contrary, subject to Section 8.1 and Section 8.2, the Board of Directors of Company may, prior to the receipt of the Requisite Company Vote, effect a Recommendation Change, if (i)(A) the Board of Directors of Company has received after the date hereof a bona fide Acquisition Proposal which did not result from a breach of Section 6.12(a), which it believes in good faith, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, constitutes a Superior Proposal or (B) an Intervening Event has occurred and (ii) the Board of Directors of Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that the failure to take such action would more likely than not result in a violation of its fiduciary duties under applicable law; provided, that the Board of Directors of Company may not take any actions under this Section 6.3(c) unless it (i) gives Parent at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by Parent and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Company Board Recommendation. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3(c) and will require a new notice period as referred to in this Section 6.3(c). Parent and, unless Company has effected a Recommendation Change to the extent permitted by and in accordance with this Section 6.3(c), Company shall adjourn or postpone the Company Meeting or the Parent Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock or Parent Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Company or Parent, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote or the Requisite Parent Vote, and subject to the terms and conditions of this Agreement, Company or Parent, as applicable, shall continue to use reasonable best efforts to solicit proxies from its stockholders or shareholders, as applicable, in order to obtain the Requisite Company Vote or Requisite Parent Vote, respectively. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, both the Company Meeting and the Parent Meeting (if applicable) shall be convened and this Agreement shall be submitted to the shareholders of Company and Parent (if applicable), and nothing contained herein shall be deemed to relieve either Party of such obligation.
(d)As used in this Agreement, “Intervening Event” means any material facts, events and/or circumstances that have developed since the date of this Agreement, were previously unknown by the Board of Directors of Company and were not reasonably foreseeable as of the date of this Agreement by the Board of Directors of the Company (or if known, the consequences of which were not known or reasonably foreseeable to the Board of Directors as of the date of this Agreement); provided, that, for the avoidance of doubt, none of the following shall be considered or taken into account in determining whether an Intervening Event has occurred: (1) changes in the trading price or trading volume of the Company Common Stock (it being understood that the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition) or (2) the fact alone that Company meets or exceeds any internal or published forecasts or projections for any period (it being understood that the underlying cause of such over-performance by Company may be taken into account to the extent not otherwise excluded by this definition).
6.4Federal Tax Opinions. Subject to Section 6.1, each of Parent, Merger Sub and Company shall obtain the tax opinions referenced in Section 7.2(c) and Section 7.3(c), including by executing and delivering representations contained in certificates of officers of Parent and Company reasonably satisfactory in form and substance to Parent’s and Company’s counsel.

6.5Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Effective Time.
6.6Employee Matters.
(a)From and after the Effective Time, unless otherwise mutually determined by Company and Parent prior to the Effective Time, Parent shall provide to employees of Company and its Subsidiaries who at the Effective Time become employees of Parent or its Subsidiaries (each a “Continuing Employee”) employee compensation and benefits under the Parent Benefit Plans on terms and conditions that are no less favorable in the aggregate as those that apply to similarly situated Parent employees; provided that, during the period commencing on the Effective Time and ending on the twelve (12) month anniversary of the Closing Date, each Continuing Employee shall be provided with (i) a base salary or base wage rate, as applicable, that is no less favorable than the base salary or base wage rate, as applicable, provided by Company and its Subsidiaries to such Continuing Employee prior to the Effective Time; and (ii) target annual cash bonus opportunities that are no less favorable than the target annual cash bonus opportunities provided by Company and its Subsidiaries to such Continuing Employee immediately prior to the Effective Time. Notwithstanding the foregoing, Parent and Company agree that, during the period commencing at the Effective Time and ending on the twelve (12)-month anniversary thereof, any Continuing Employee (in each case, other than those employees who are party to individual agreements that provide for severance benefits) who is involuntarily terminated during such twelve (12)-month period will be provided with severance benefits that are no less favorable than the severance benefits set forth on Section 6.6(a) of the Company Disclosure Schedule.
(b)For purposes of eligibility, participation, vesting and benefit accrual (except not for purposes of benefit accrual under any defined benefit pension plan, for purposes of qualifying for subsidized early retirement benefits, or to the extent that such credit would result in a duplication of benefits) under the Parent Benefit Plans or Company Benefit Plans, service with or credited by Company or any of its Subsidiaries or predecessors for Continuing Employees shall be treated as service with Parent to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time. With respect to any Company Benefit Plan or Parent Benefit Plan in which any Continuing Employees first become eligible to participate on or after the Effective Time, and in which such employees did not participate prior to the Effective Time, the Surviving Entity shall use commercially reasonable efforts to: (i) waive all preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents, (ii) give each Continuing Employee credit for the plan year in which the Effective Time occurs towards applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Effective Time for which payment has been made and (iii) give each Continuing Employee service credit for such Continuing Employee’s employment with Company and its Subsidiaries prior to the Effective Time on the same terms and to the same extent as prior service credit is recognized for employment prior to the Effective Time with Parent and its Subsidiaries except to the extent it would result in a duplication of benefits.

(c)If requested by Parent in writing delivered to Company not less than ten (10) business days before the Closing Date, the Board of Directors of Company or its Subsidiary (or the appropriate committee or officers thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Company’s tax-qualified defined contribution plan (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. If Parent requests that the Company 401(k) Plan be terminated, (i) Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than two (2) days immediately preceding the Closing Date, and (ii) the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in the corresponding tax-qualified defined contribution plan sponsored or maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”), it being agreed that there shall be no gap in participation. Parent and Company shall take any and all actions as may be required, including amendments to the Company 401(k) Plan and/or the Parent 401(k) Plan, to permit the Continuing Employees to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) in the form of cash, notes (in the case of loans), or a combination thereof in an amount equal to the full account balance distributed to such employee from the Company 401(k) Plan.
(d)Parent hereby acknowledges that the transactions contemplated by this Agreement shall constitute a “change in control,” “change of control” or term or concept of similar import of Company and its Subsidiaries under the terms of the Company Benefit Plans. From and after the Effective Time, Parent shall, or shall cause its Subsidiaries, as applicable, to assume and honor all Company Benefit Plans in accordance with their terms.
(e)Company shall be permitted to determine in good faith (and in consultation with Parent) the amounts payable under its annual cash incentive program (the “Performance Bonus Plan”) for the fiscal year in which the Closing Date occurs (the “Closing Year Bonuses”) based on performance through the Closing Date; provided that if Company determines in good faith (and in consultation with Parent) that an insufficient portion of the performance year has occurred as of the Closing Date to be able to reasonably determine individual performance, the Company may base individual performance on target performance; provided, further, that if Company determines in good faith (and in consultation with Parent) that an insufficient portion of the performance year has occurred as of the Closing Date to be able to reasonably determine corporate or business unit performance, the Company may base corporate or business unit performance on target performance. Parent shall cause the Closing Year Bonuses, pro-rated to reflect the portion of the calendar year prior to the Closing Date during which the Continuing Employees participated in such program, to be paid to the Continuing Employees no later than the earlier to occur of (i) the date Company has historically paid such amounts in the ordinary course of business (but no later than March 15 of the calendar year following the Closing); (ii) within 60 days following the applicable Continuing Employee’s termination of employment by Parent or any of its Subsidiaries other than for Cause or by the applicable Continuing Employee for Good Reason (each as defined in Section 6.6(e) of the Company Disclosure Schedule) and (iii) the date on which the applicable Continuing Employee is otherwise entitled to receive payment under the Performance Bonus Plan, provided that any such payment does not result in the imposition of additional taxation or penalty under Section 409A of the Code. For the balance of the calendar year in which the Closing Date occurs, Continuing Employees shall participate in an annual cash incentive program sponsored by Parent, and such bonuses will be paid to the Continuing Employees in accordance with the terms of Parent’s program on the date Parent pays annual cash bonuses to similarly situated employees in the ordinary course of business, pro-rated to reflect the portion of the calendar year following the Closing Date during which the Continuing Employees participated in such program.
(f)The Company and Parent shall cooperate with each other in their efforts to cause certain employees of Company, Parent and/or their Subsidiaries to enter into retention agreements (as described in Item 1 of Section 5.2(g) of the Company Disclosure Letter) prior to the Effective Time, including by making such employees reasonably available for discussions, and facilitating reasonable communications with, such employees.
(g)Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Parent or Company or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Entity, Company, Parent or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Entity, Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Parent or Company or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Company Benefit Plan, Parent Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Entity or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, Parent Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of Parent or Company or any of their Subsidiaries or affiliates, or any beneficiary or dependent thereof, or any collective bargaining representative thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
6.7Indemnification; Directors’ and Officers’ Insurance.
(a)From and after the Effective Time, Parent shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the fullest extent permitted by applicable law, the Company Certificate of Incorporation, the Company Bylaws and the governing or organizational documents of any Company Subsidiary, and any indemnification agreements in existence as of the date of this Agreement and disclosed in Section 6.7(a) of the Company Disclosure Schedule, each present and former director or officer of Company and its Subsidiaries (in each case when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of or pertaining to the fact that such person is or was a director or officer of Company or any of its Subsidiaries or is or was serving at the request of Company or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the

Effective Time, including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement; provided that in the case of advancement of expenses, any Company Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification. Parent shall reasonably cooperate with the Company Indemnified Parties, and the Company Indemnified Parties shall reasonably cooperate with Parent, in the defense of any such claim, action, suit, proceeding or investigation. Without limiting the indemnification and other rights provided in this clause (a), all rights to indemnification and all limitations on liability existing in favor of the Company Indemnified Parties as provided in any indemnification agreement in existence as on the date of this Agreement shall survive the Merger and shall continue in full force and effect to the fullest extent permitted by law, and shall be honored by Surviving Entity and its Subsidiaries or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto.
(b)For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the Company Indemnified Parties arising from facts or events which occurred at or before the Effective Time (including the approval of the transactions contemplated by this Agreement); provided that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date of this Agreement by Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Parent or, with the prior consent of Parent, Company may (and if so requested by Parent, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Company’s existing directors’ and officers’ insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.
(c)The obligations of Company or Parent under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party or affected person.
(d)The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all its assets or deposits to any other person or engages in any similar transaction, then in each such case, Parent will cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 6.7.

6.8Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of Company, on the other hand) or to vest Parent with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers and the Bank Merger, the proper officers and directors of each Party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.
6.9Advice of Changes. The Parent Parties and Company shall each promptly advise the other Party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise to the failure of a condition in Article VII; provided that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the Party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied; and provided that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the Party receiving such notice.
6.10Shareholder Litigation. Each Party shall give the other Party prompt notice of any shareholder litigation against such Party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other Party the opportunity to participate (at such other’s Party’s expense) in the defense or settlement of any such litigation. Each Party shall give the other the right to review and comment on all filings or responses to be made by such Party in connection with any such litigation, and will in good faith take such comments into account. No Party shall agree to settle any such litigation without the other Party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the other Party shall not be obligated to consent to any settlement which does not include a full release of such other Party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Entity or its affiliates.
6.11Corporate Governance; Headquarters; Name.
(a)Effective as of the Second Step Effective Time, in accordance with Parent’s Bylaws and other applicable organizational documents, three (3) members of the Board of Directors of Company shall be appointed to the Board of Directors of the Surviving Entity, to consist of Mark Mason (who shall be appointed as Executive Vice Chairman of the Surviving Entity effective as of the Second Step Effective Time) and two (2) other Legacy Company Directors appointed by Parent who are eligible to serve under the provisions of the Parent Bylaws and, in accordance with the Corporate Governance Guidelines of Parent as of the date of this Agreement (such individuals, the “Legacy Directors”). On or prior to the Second Step Effective Time, the Board of Directors of Parent shall take such actions as are necessary to cause the Legacy Company Directors to be elected or appointed to the Board of Directors of the Surviving Entity as of the Second Step Effective Time, including by terminating that certain Stockholders’ Agreement of Parent, dated June 19, 2017 (as amended), by and among Parent and certain other persons named therein.
(b)Effective as of the effective time of the Bank Merger, in accordance with Parent Bank’s bylaws and other applicable organizational documents, the Legacy Directors shall be appointed to the Board of Directors of the Surviving Bank, and the Board of Directors of Parent and the Board of Directors of Parent Bank shall take such actions as are necessary to cause the Legacy Directors to be elected or appointed to the Board of Directors of the Surviving Bank as of the effective time of the Bank Merger.
(c)As of the Second Step Effective Time, the headquarters of the Surviving Entity will remain in Denver, Colorado, and as of the effective time of the Bank Merger the main office (as defined for purposes of Federal banking laws) of the Surviving Bank will remain located in Dallas, Texas.
(d)As of the Second Step Effective Time, the name of the Surviving Entity will remain FirstSun Capital Bancorp, and as of the effective time of the Bank Merger, the name of the Surviving Bank will be Sunflower Bank, N.A.; provided that, Parent will retain the branding of the assumed branches of Company Bank, subject to the requirements of applicable law.
6.12Acquisition Proposals.
(a)Each Party agrees that it will not, and will cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with any person relating to any Acquisition Proposal (except to notify a person that has made, or to the knowledge of such party, is making inquiries with respect to, or is considering making, an Acquisition Proposal, of the existence of the provisions of this Section 6.12) or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Parent Vote, in the case or Parent, or the Requisite Company Vote, in the case of Company, a Party receives an unsolicited bona fide written Acquisition Proposal that did not result from or arise in connection with a breach of this Section 6.12(a), such Party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such

Party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such Party shall have provided such information to the other Party to this Agreement and shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such Party. Each Party will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Company or Parent, as applicable, with respect to any Acquisition Proposal. Each Party will promptly (within twenty-four (24) hours) advise the other Party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other Party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received in connection with any such inquiry or Acquisition Proposal, and will keep the other Party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or Acquisition Proposal. Each Party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” shall mean, with respect to Parent or Company, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third-party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty-five percent (25%) or more of the consolidated assets of a Party and its Subsidiaries or twenty-five percent (25%) or more of any class of equity or voting securities of a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning twenty-five percent (25%) or more of any class of equity or voting securities of a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a Party or its Subsidiaries whose assets, individually or in the aggregate, constitute twenty-five percent (25%) or more of the consolidated assets of the Party.
(b)As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of Company determines, in good faith, after taking into account all legal, financial, regulatory and other aspects of such proposal and the person making the proposal, and after consulting with its financial advisor and outside legal counsel, is (i) more favorable from a financial point of view to Company’s shareholders than the transactions contemplated by this Agreement (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.3(c)) and (ii) reasonably likely to be timely consummated on the terms set forth therein; provided that for purposes of this definition of Superior Proposal, references to “twenty-five percent (25%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%).”
(c)Nothing contained in this Agreement shall prevent a Party or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
6.13Public Announcements. Company and the Parent Parties agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties. Thereafter, each of the Parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated by this Agreement shall be issued by any Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (i) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant Party is subject, in which case the Party required to make the release or announcement shall consult with the other Party about, and allow the other Party reasonable time to comment on, such release or announcement in advance of such issuance or (ii) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.13.
6.14Change of Method. Company and Parent shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Company and Parent (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided that no such change shall (i) alter or change the Exchange Ratio or the number of shares of Parent Common Stock received by holders of Company Common Stock in exchange for each share of Company Common Stock, (ii) adversely affect the Tax treatment of Company’s shareholders or Parent’s stockholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of Company or Parent pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.1.
6.15Takeover Restrictions. None of Company, any Parent Party or their respective Boards of Directors shall take any action that would cause any Takeover Restriction to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated by this Agreement, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated by this Agreement from any applicable Takeover Restriction now or hereafter in effect. If any Takeover Restriction may become, or may purport to be, applicable to the transactions contemplated by this Agreement, each Party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Restriction on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Restriction.
6.16Treatment of Company Indebtedness. Upon the Second Step Effective Time, Parent shall assume the due and punctual performance and observance of the covenants to be performed by Company under the agreements set forth on Section 6.16 of the Company Disclosure Schedule to the extent set forth in such agreements. In connection therewith, Parent and Company shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates, opinions or other documents, and the Parties shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee thereof, required to make such assumption effective as of the Second Step Effective Time or the effective time of the Bank Merger, as applicable.
6.17Exemption from Liability Under Section 16(b). Company and the Parent Parties agree that, in order to most effectively compensate and retain Company Insiders, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock into shares of Parent Common Stock in the Merger and the conversion of Company RSUs and Company PSUs into corresponding Parent Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17. Company shall deliver to the Parent Parties in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), and the Board of Directors of Parent and of Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Company) any dispositions of Company Common Stock, Company RSUs or Company PSUs by the Company Insiders, and (in the case of Parent) any acquisitions of Parent Common Stock, or Parent Equity Awards by any Company Insiders who, immediately following the Mergers, will be officers or directors of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.
6.18Investment Agreements.
(a)Parent shall not amend or modify, or waive any of its rights under, any Investment Agreement without the prior written consent of Company (such consent not to be unreasonably withheld, conditioned or delayed).
(b)Prior to Closing, each of Parent and Company shall, and shall cause its respective Subsidiaries, and its and their respective representatives to, reasonably cooperate in a timely manner in connection with the Equity Financing and any other financing arrangement the Parties mutually agree in writing to seek in connection with the transactions contemplated by this Agreement.

(c)Without limiting the foregoing and subject in all cases to Section 6.1(c), Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the Equity Financing on the terms and conditions set forth in the Investment Agreements, including using its reasonable best efforts to (i) satisfy in all material respects on a timely basis all conditions and covenants under the control of Parent in the Investment Agreements and otherwise comply with its obligations thereunder, (ii) in the event that all conditions in the Investment Agreements have been satisfied, consummate the Equity Financing substantially concurrently with the consummation of the Mergers and (iii) in the event of any actual or potential breach, default, invalid termination or repudiation by an Investor under an Investment Agreement, pursue all remedies available under or in connection with such Investment Agreement (including, for the avoidance of doubt, litigation for enforcement and seeking specific performance of the Investors’ obligations). In the event Parent recovers any monetary damages from any Investor pursuant to any Investment Agreement, Parent shall remit to Company, after deducting Parent’s out-of-pocket fees, costs and expenses (including attorneys’ fees) incurred by Parent in order to recover such monetary damages, an amount equal to fifty percent (50%) of the remaining recoveries. Parent shall give Company prompt (and, in any event, at least five (5) business days’ prior) written notice of (i) gaining actual knowledge of any breach or default by it or an Investor to an Investor Agreement and (ii) the receipt of any written notice or other written communication from an Investor with respect to any actual, potential or claimed breach, default, termination or repudiation by an Investor to any provision of an Investment Agreement.
(d)Parent shall notify Company promptly (and in no event later than 24 hours) upon its knowledge of any fact or circumstance that would reasonably be likely to cause any representation or warranty in Section 4.22 to be untrue.
6.19Legal Conditions to Merger. Subject in all respects to Section 6.1, each of Parent and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Parent or any of their respective Subsidiaries in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.
6.20Interest Rate Risk Management Cooperation. Each of Parent and Company shall reasonably cooperate with each other to monitor the impact of interest rates on the combined organization on a pro forma basis, and if reasonably necessary in light of changes in the interest rate environment prior to Closing, to develop an interest rate risk management strategy to reasonably mitigate future interest rate risk and price risk associated with the Company’s loan and investment security portfolios. The interest rate risk management strategy may involve a combination of actions, all of which Company agrees to consider in good faith, and all of which would be within appropriate safety and soundness principles and applicable bank regulatory guidelines.

ARTICLE VII
CONDITIONS PRECEDENT
7.1Conditions to Each Party’s Obligations. The respective obligations of the Parties to effect the Mergers shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)Shareholder Approvals. The Requisite Company Vote and the Requisite Parent Vote shall have been obtained.
(b)Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Material Burdensome Condition.
(c)S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued, and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.
(d)No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers, the Bank Merger, the Parent Share Issuance or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity, which prohibits or makes illegal consummation of the Mergers, the Bank Merger, the Parent Share Issuance or any of the other transactions contemplated by this Agreement.
7.2Conditions to Obligations of the Parent Parties. The obligation of the Parent Parties to effect the Mergers is also subject to the satisfaction, or waiver by the Parent Parties, at or prior to the Effective Time, of the following conditions:
(a)Representations and Warranties. The representations and warranties of Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of Company set forth in Section 3.1(a), Section 3.1(b) (but only with respect to Company Bank), Section 3.2(b) (but only with respect to Company Bank), Section 3.3(a) and Section 3.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Company or the Surviving Entity. The Parent Parties shall have received a certificate dated as of the Closing Date and signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to the foregoing effect.
(b)Performance of Obligations of Company. Company shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and the Parent Parties shall have received a certificate dated as of the Closing Date and signed on behalf of Company by the Chief Executive Officer or the Chief Financial Officer of Company to such effect.
(c)Federal Tax Opinion. The Parent Parties shall have received the opinion of Nelson Mullins Riley & Scarborough LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to the Parent Parties, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Parent Parties and Company, reasonably satisfactory in form and substance to such counsel.
7.3Conditions to Obligations of Company. The obligation of Company to effect the Mergers is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time of the following conditions:
(a)Representations and Warranties. The representations and warranties of the Parent Parties set forth in Section 4.2(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date), and the representations and warranties of the Parent Parties set forth in Section 4.1(a), Section 4.1(b) (but only with respect to Parent Bank), Section 4.2(b) (but only with respect to Parent Bank), Section 4.3(a) and Section 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date). All other representations and warranties of the

Parent Parties set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case as of such earlier date); provided that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on the Parent Parties. Company shall have received a certificate dated as of the Closing Date and signed on behalf of (i) Parent by the Chief Executive Officer or the Chief Financial Officer of Parent and (ii) Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Merger Sub to the foregoing effect.
(b)Performance of Obligations of Parent. Each Parent Party shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate dated as of the Closing Date and signed on behalf of (i) Parent by the Chief Executive Officer or the Chief Financial Officer of Parent and (ii) Merger Sub by the Chief Executive Officer or the Chief Financial Officer of Merger Sub to the foregoing effect.
(c)Federal Tax Opinion. Company shall have received the opinion of Sullivan & Cromwell LLP (or other nationally recognized tax counsel), in form and substance reasonably satisfactory to Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of the Parent Parties and Company, reasonably satisfactory in form and substance to such counsel.
(d)NASDAQ Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.
(e)Designation of Legacy Directors. Parent shall have taken all actions necessary to cause the Legacy Company Directors to be elected or appointed to each of the Board of Directors of the Surviving Entity and Surviving Bank.
ARTICLE VIII
TERMINATION
8.1Termination. This Agreement may be terminated at any time prior to the Effective Time:
(a)by mutual written consent of the Parent Parties and Company;

(b)by either the Parent Parties or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Government Order or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers or the Bank Merger or the other transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth in this Agreement;
(c)by either the Parent Parties or Company if the Merger shall not have been consummated on or before January 16, 2025 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such Party set forth in this Agreement; provided that the Termination Date may be extended by either Party for an additional three months by written notice to the other Party if the Closing shall not have occurred by such date and on such date the conditions set forth in Section 7.1(b) (Regulatory Approvals) have not been satisfied or waived and each of the other conditions set forth in Article VII has been satisfied, waived or remains capable of being satisfied;
(d)by either the Parent Parties or Company (provided that the terminating Party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained in this Agreement) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by the Parent Parties, or the Parent Parties, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such Party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 (Conditions to Obligations of the Parent Parties), in the case of a termination by the Parent Parties, or Section 7.3 (Conditions to Obligations of Company), in the case of a termination by Company, and which is not cured within forty-five (45) days following written notice to Company, in the case of a termination by the Parent Parties, or the Parent Parties, in the case of a termination by Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)by Parent or Company if (i) the Requisite Company Vote shall not have been obtained at the Company Meeting or at any adjournment or postponement thereof or (ii) if the Requisite Parent Vote shall not have been obtained at the Parent Meeting or at any adjournment or postponement thereof;
(f)by Company, prior to such time as the Requisite Company Vote is obtained, if the Board of Directors of Company effects a Recommendation Change, to the extent permitted by and in accordance with Section 6.3(c) (Shareholders’ Approvals); provided that, in order for Company to terminate pursuant to this Section 8.1(f), Company pays or causes to be paid, to Parent, the Termination Fee (defined below) in accordance with Section 8.2(b)(ii);

(g)by Company, prior to the time the Requisite Parent Vote is obtained Parent or the Board of Directors of Parent shall have breached its obligations under Section 6.3 (Shareholders’ Approvals) or Section 6.12 (Acquisition Proposals) in any material respect;
(h)by Parent, prior to such time as the Requisite Company Vote is obtained (i) the Board of Directors of Company shall have made a Recommendation Change or (ii) Company or the Board of Directors of Company shall have breached its obligations under Section 6.3 (Shareholders’ Approvals) or Section 6.12 (Acquisition Proposals) in any material respect; or
(i)by Company if (A) there is a breach of the representations or warranties (or any such representation or warranty shall cease to be true) of the Parent Parties set forth in Section 4.22(a) (Investment Agreements) and within thirty (30) days following such breach (x) such breach or failure is not cured or (y) the Parent Parties are unable to obtain capital sufficient to replace any committed capital under any Investment Agreement which was terminated, reduced, withdrawn or rescinded or (B) the Initial Investment is not funded in full (and without rescission or attempt to rescind) prior to the end of the second business day following the date of this Agreement.
8.2Effect of Termination.
(a)In the event of termination of this Agreement by either the Parent Parties or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Merger Sub, Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated by this Agreement, except that (i) Section 6.2(b) (Access to Information; Confidentiality), Section 6.13 (Public Announcements), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger sub nor Company shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement. “Willful and material breach” shall mean a material breach of, or material failure to perform, any of the covenants or other agreements contained in, this Agreement that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute such breach of or such failure of performance under this Agreement.
(b)(i)    In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Company or shall have been made directly to the shareholders of Company or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Company Meeting) an Acquisition Proposal, in each case, with respect to Company and (A) thereafter this Agreement is terminated by (w) either Parent or Company pursuant to Section 8.1(e)(i) (Failure to Obtain Shareholder Vote), (x) Parent pursuant to Section 8.1(h)(i) (Recommendation Change), (y) either Party pursuant to  Section 8.1(c) (Termination Date) without the Requisite Company Vote having been obtained (and all other conditions set forth in Section 7.1 and Section 7.3 were satisfied or were capable of being satisfied prior to such termination) or (z) Parent pursuant to  Section 8.1(d) (Material Breach) as a result of a willful and material breach by Company and (B) prior to the date that is twelve (12) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same-day funds, a fee equal to $10,000,000 (the “Termination Fee”); provided that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “twenty-five percent (25%)” shall instead refer to “fifty percent (50%).”
(ii)In the event that this Agreement is terminated by Company pursuant to Section 8.1(f) (Recommendation Change), Company shall pay, or cause to be paid, to Parent, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination;
(iii)In the event that this Agreement is terminated by Parent pursuant to Section 8.1(h)(ii) (Breach of Certain Covenants), Company shall pay, or cause to be paid, to Parent, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination;
(iv)In the event that this Agreement is terminated by Company pursuant to Section 8.1(g) (Breach of Certain Covenants), or Section 8.1(i) (Changes to Investment Agreements), Parent shall pay, or cause to be paid, to Company, by wire transfer of same-day funds, the Termination Fee within two (2) business days of the date of termination; and
(c)Notwithstanding anything to the contrary in this Agreement, but without limiting the right of any Party to recover liabilities or damages to the extent permitted by this Agreement, in no event shall either Party be required to pay the Termination Fee more than once.
(d)Each of Parent, Merger Sub and Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other Party would not enter into this Agreement; accordingly, if Parent or Company, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other Party commences a suit which results in a judgment against the non-paying Party for the Termination Fee or any portion thereof, such non-paying Party shall pay the costs and expenses of the other Party (including attorneys’ fees and expenses) in connection with such suit. In addition, if Parent or Company, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such Party shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” published in the Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX
GENERAL PROVISIONS
9.1Amendment. Subject to compliance with applicable law, this Agreement may be amended by the Parties at any time before or after the receipt of the Requisite Parent Vote or the Requisite Company Vote; provided that after the receipt of the Requisite Parent Vote or the Requisite Company Vote, there may not be, without further approval of the shareholders of Parent or Company, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the Parties.
9.2Extension; Waiver. At any time prior to the Effective Time, each of the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party contained in this Agreement, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered by such other Party pursuant to this Agreement, and (c) waive compliance with any of the agreements or satisfaction of any conditions for such Party’s benefit contained in this Agreement; provided that after the receipt of the Requisite Parent Vote or the Requisite Company Vote, there may not be, without further approval of the shareholders of Parent or Company, as applicable, any extension or waiver of this Agreement or any portion of this Agreement that requires such further approval under applicable law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
9.3Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, obligations, covenants and agreements in this Agreement (or in any certificate delivered pursuant to this Agreement) shall survive the Effective Time, except for Section 6.7 and for those other obligations, covenants and agreements contained in this Agreement which by their terms apply in whole or in part after the Effective Time.
9.4Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expense; provided that the costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to Governmental Entities in connection with the Mergers and the other transactions contemplated by this Agreement shall be borne equally by Parent and Company.
9.5Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission, upon confirmation of receipt (other than an out-of-office reply or similar automated reply), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)if to Company, to:
601 Union Street, Suite 2000
Seattle, Washington 98101
Attention:        Mark Mason
John M. Michael
Godfrey Evans
E-mail:             Mark.Mason@HomeStreet.com
John.Michel@HomeStreet.com
Godfrey.Evans@HomeStreet.com
With a copy (which shall not constitute notice) to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:        H. Rodgin Cohen
Mitchell S. Eitel
Facsimile:       (212) 558-3588
Email:             cohenhr@sullcrom.com
eitelm@sullcrom.com
and
(b)if to Parent or Merger Sub, to:
1400 16th Street, Suite 250
Denver, Colorado 80202
Attention:        Neal Arnold
Rob Cafera
E-mail:            Neal.Arnold@sunflowerbank.com
Rob.Cafera@sunflowerbank.com
With a copy (which shall not constitute notice) to:
Nelson Mullins Riley & Scarborough LLP
201 17th Street NW, Suite 1700
Atlanta, Georgia 30363
Attention:        J. Brennan Ryan
John M. Willis
Facsimile:        (404) 322-6050
E-mail:            brennan.ryan@nelsonmullins.com
john.willis@nelsonmullins.com
9.6Interpretation. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to “Articles,” “Sections,” “Exhibits” or “Schedules,” such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used in this Agreement, (i) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (ii) a “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Texas or Washington are authorized by law or executive order to be closed, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made, (iv) any reference to any statute includes all amendments thereto and all rules and regulations promulgated thereunder, (v) the term “made available” means any document or other information that was (a) provided by one Party or its representatives to the other Party and its representatives at least three (3) days prior to the date of this Agreement (with the receiving Party confirming receipt), (b) included in the virtual data room of a Party at least one (1) day prior to the date of this Agreement or (c) filed or furnished by a Party with the SEC and publicly available on EDGAR at least one (1) day prior to the date of this Agreement (vi) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers and the Bank Merger unless otherwise indicated, and (vii) references to a Party’s shareholders approving this Agreement shall mean approving and adopting this Agreement, as applicable (it being understood that Parent’s stockholders shall not be required to approve or adopt this Agreement to the extent not required by law but shall vote upon those matters as specified herein). The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits to this Agreement, shall be deemed part of this Agreement and included in any reference to this Agreement. Nothing contained herein shall require any Party or person to take any action in violation of applicable law (including any Pandemic Measures). All references to “dollars” or “$” in this Agreement are to United States dollars.
9.7Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
9.8Entire Agreement. This Agreement (including the documents and instruments referred to in this Agreement) together with the Confidentiality Agreement constitutes the entire agreement among the Parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.
9.9Governing Law; Jurisdiction.
(a)This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Company shall be governed by the laws of the State of Washington and matters relating to the fiduciary duties of the Board of Directors of Parent shall be subject to the laws of the State of Delaware).
(b)Each Party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated by this Agreement exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.
9.10Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
9.11Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Party. Any purported assignment in contravention of this Section 9.11 shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns. Except as otherwise expressly provided in Section 6.7, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with this Agreement without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
9.12Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions of this Agreement (including the Parties’ obligation to consummate the Mergers), in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.
9.13Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
9.14Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of Confidential Supervisory Information by any Party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply, but no representation or warranty shall be deemed untrue, incorrect or incomplete, as a consequence of the omission of Confidential Supervisory Information.
9.15Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment to this Agreement or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each Party forever waives any such defense.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HOMESTREET, INC.

By:	/s/ Mark Mason
	Name:	Mark Mason
	Title:	Chief Executive Officer

FIRSTSUN CAPITAL BANCORP

By:	/s/ Neal E. Arnold
	Name:	Neal E. Arnold
	Title:	Chief Executive Officer

DYNAMIS SUBSIDIARY, INC.

By:	/s/ Mollie H. Carter
	Name:	Mollie H. Carter
	Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

Exhibit A
Form of Parent Certificate Amendment
[Separately Attached]